UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Novatel Wireless, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

October     , 2014

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Novatel Wireless, Inc., a Delaware corporation. The special meeting will be held on Monday, November 17, 2014 at 2:00 pm, local time, at the Company’s headquarters located at 9645 Scranton Road, Suite 205, San Diego, California 92121.

Details of the matters to be voted upon and other business to be conducted at the special meeting are given in the attached proxy statement and notice of special meeting of stockholders and are first being mailed to stockholders on the date written above. Also included is a proxy card and postage-paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please complete, sign, date and promptly return your proxy card in the enclosed postage-paid return envelope. If you hold your shares through an account with a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the special meeting.

Sincerely,

Michael Newman

Executive Vice President

and Chief Financial Officer

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on November 17, 2014

A special meeting (the “Special Meeting”) of the stockholders of Novatel Wireless, Inc., a Delaware corporation (the “Company”), will be held on Monday, November 17, 2014, at 2:00 pm, local time, at the Company’s headquarters located at 9645 Scranton Road, Suite 205, San Diego, California 92121. The Special Meeting will be held for the following purposes:

1.	To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s common stock from 50,000,000 shares to 100,000,000 shares;

2.	To approve the potential issuance of more than 19.999% of the Company’s common stock upon conversion of the Series C Convertible Preferred Stock and/or exercise of that certain warrant to purchase shares of the Company’s common stock, each of which were issued by the Company in the private placement that closed on September 8, 2014, and any change of control that may be deemed to occur as a result thereof, as required by and in accordance with the applicable rules of The NASDAQ Stock Market LLC;

3.	To approve an amendment to the Company’s 2009 Omnibus Incentive Compensation Plan to increase the number of shares issuable under the plan by 3,000,000 shares; and

4.	To transact any other business properly brought before the Special Meeting or any adjournment or postponement thereof.

Information concerning the matters to be voted upon at the Special Meeting is set forth in the accompanying proxy statement. Subject to certain limited exceptions, holders of record of the Company’s common stock as of the close of business on October 15, 2014, are entitled to notice of, and to vote at, the Special Meeting and, unless the Board of Directors of the Company fixes a new record date, at any adjournments or postponements thereof.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please complete, sign, date and promptly return your proxy card in the enclosed postage-paid return envelope. If you hold shares through an account with a broker or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors,

Michael A. Newman
Executive Vice President and Chief Financial Officer

San Diego, California

October     , 2014

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NOVATEL WIRELESS, INC.

9645 Scranton Road, Suite 205

San Diego, California 92121

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE SPECIAL MEETING

Why am I receiving this Proxy Statement?

This proxy statement (this “Proxy Statement”) is being sent to you on behalf of the Board of Directors (the “Board”) of Novatel Wireless, Inc., a Delaware corporation (the “Company”), to solicit your proxy to vote at a special meeting of the stockholders of the Company to be held on Monday, November 17, 2014, at 2:00 pm, local time, at the Company’s headquarters located at 9645 Scranton Road, Suite 205, San Diego, California 92121 (the “Special Meeting”), and to the extent applicable, any adjournment or postponement thereof. The eligible shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Special Meeting. You are invited to attend the Special Meeting to vote on the proposals described in this Proxy Statement.

This Proxy Statement and the enclosed proxy card are first being mailed to the Company’s stockholders on or about October     , 2014.

What matters will be considered at the Special Meeting?

At the Special Meeting, the Company’s stockholders will be asked:

•

To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s common stock from 50,000,000 shares to 100,000,000 shares (“Proposal 1”);

•

To approve the potential issuance of more than 19.999% of the Company’s common stock upon conversion of the Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and/or exercise of that certain warrant to purchase shares of the Company’s common stock (the “Warrant”), each of which were issued by the Company to HC2 Holdings 2, Inc., a Delaware corporation (the “Investor”), in the private placement that closed on September 8, 2014 (the “Financing”), and any change of control that may be deemed to occur as a result thereof, as required by and in accordance with the applicable rules of The NASDAQ Stock Market LLC (“Proposal 2”);

•

To approve an amendment to the Company’s 2009 Omnibus Incentive Compensation Plan to increase the number of shares issuable under the plan by 3,000,000 shares (“Proposal 3” and, together with Proposal 1 and Proposal 2, the “Proposals”); and

•	To consider such other business as may properly come before the Special Meeting.

Who is entitled to vote at the Special Meeting?

Holders of record of our common stock as of the close of business on October 15, 2014 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting. If your shares of common stock were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, at the close of business on the Record Date, then you are a holder of record and are entitled to notice of, and to vote at, the Special Meeting. If your shares were held not in your name, but with an account through a broker, dealer, bank or other nominee at the close of business on the Record Date, then your shares are held in “street name” and the organization holding your account is considered the holder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to instruct your broker, dealer, bank or other nominee on how to vote your shares and are invited to attend the Special Meeting. However, since you are not the holder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, dealer, bank or other nominee.

Notwithstanding the preceding paragraph, per applicable rules of The NASDAQ Stock Market LLC, the Investor will not be eligible to vote its shares of common stock for, and votes submitted with respect to such shares will not be counted for, Proposal 2.

How many votes do I have?

Each holder of record as of the close of business on the Record Date is entitled to one vote for each share of common stock held by such holder on the Record Date. As of October     , 2014,             shares of common stock were outstanding and entitled to vote at the Special Meeting; provided, however, that the Investor will be not entitled to vote its shares of common stock with respect to Proposal 2. The Company expects the number of outstanding shares will not materially change as of the Record Date.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends a vote:

1.	FOR the approval of an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s common stock from 50,000,000 shares to 100,000,000 shares;

2.	FOR the approval of the potential issuance of more than 19.999% of the Company’s common stock upon conversion of the Series C Preferred Stock and/or exercise of the Warrant and any change of control that may be deemed to occur as a result thereof, as required by and in accordance with the applicable rules of The NASDAQ Stock Market LLC;

3.	FOR the approval of an amendment to the Company’s 2009 Omnibus Incentive Compensation Plan to increase the number of shares issuable under the plan by 3,000,000 shares; and

4.	At the discretion of the proxy holders with respect to any other matter that is properly presented at the Special Meeting.

How do I cast my vote?

You may vote “for,” “against” or abstain from voting for the matters to be voted on.

If you are a holder of record, you can vote in person at the Special Meeting or by proxy prior to the Special Meeting. The Special Meeting will be held at our headquarters located at 9645 Scranton Road, Suite 205, San Diego, California 92121. You can find directions to our headquarters on our website at www.nvtl.com/proxymaterials. If you decide to vote by proxy, you may do so in any one of the following three ways:

•

By telephone. You may vote your shares 24 hours a day by calling the number listed on your proxy card, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card. The telephone voting system allows you to confirm that your votes were properly recorded.

•

By Internet. You may vote your shares 24 hours a day by logging onto a secure website, which will be listed on your proxy card, and following the instructions provided. You will need to enter identifying information that appears on your proxy card. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

•	By mail. If you received a proxy card, you may complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid return envelope to the Secretary of the Company.

If you submit a valid proxy to us before the Special Meeting, we will vote your shares as you direct (unless revoked in the manner described below). Telephone and Internet voting is available through 1:00 a.m. Pacific time on Monday, November 17, 2014. If you vote by mail, your proxy card must be received before the Special Meeting to assure that your vote is counted.

If your shares are held in “street name,” your broker, dealer, bank or other nominee will provide you with instructions on how to vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker, dealer, bank or other nominee on how to vote your shares. If you hold your shares in “street name” and wish to attend the Special Meeting and vote your shares in person, you must obtain a valid proxy from your broker, dealer, bank or other nominee.

Can I revoke my proxy?

Your presence at the Special Meeting will not automatically revoke your proxy. If you are a registered holder, you may change or revoke your proxy at any time before a vote is taken at the meeting by giving notice to the Company’s Secretary in writing or during the Special Meeting, by executing and forwarding to the Company’s Secretary a later-dated proxy or by voting a later proxy over the telephone or the Internet. If you are a beneficial stockholder, you should check with the broker, trustee, bank or other nominee that holds your shares to determine how to change or revoke your vote.

What if I return a signed proxy card but do not provide voting instructions?

All properly submitted proxies, unless revoked in the manner described above, will be voted at the Special Meeting in accordance with your instructions on the proxy. If a properly executed proxy gives no specific voting instructions, the shares of common stock represented by your proxy (to the extent eligible to vote on each Proposal) will be voted:

•

FOR the approval of an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s common stock from 50,000,000 shares to 100,000,000 shares;

•

FOR the approval of the potential issuance of more than 19.999% of the Company’s common stock upon conversion of the Series C Preferred Stock and/or exercise of the Warrant and any change of control that may be deemed to occur as a result thereof, as required by and in accordance with the applicable rules of The NASDAQ Stock Market LLC;

•	FOR the approval of an amendment to the Company’s 2009 Omnibus Incentive Compensation Plan to increase the number of shares issuable under the plan by 3,000,000 shares; and

•	at the discretion of the proxy holders with respect to any other matter that is properly presented at the Special Meeting.

What will constitute a quorum at the Special Meeting?

Holders of a majority of shares of common stock entitled to vote at the Special Meeting must be present at the Special Meeting, in person or by proxy, to constitute a quorum necessary to conduct the Special Meeting. Your shares will be counted toward the quorum if you submit a properly executed proxy or vote at the Special Meeting. In addition, abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. A broker non-vote occurs when a broker, dealer, bank or other stockholder of record holding shares for a beneficial owner submits a proxy for the Special Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If there is no quorum, then either the chairman of the meeting or the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting to a later date.

How many votes are required to approve each Proposal?

Proposal 1. The approval of the amendment to our Amended and Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the common stock issued and outstanding and entitled to vote at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote against Proposal 1.

Proposal 2. The approval of the potential issuance of more than 19.999% of the Company’s common stock upon conversion of the Series C Preferred Stock and/or exercise of the Warrant and any change of control that may be deemed to occur as a result thereof, as required by and in accordance with the applicable rules of The NASDAQ Stock Market LLC, requires the affirmative vote of the holders of a majority of the common stock present, in person or by proxy, and entitled to vote at the Special Meeting. Abstentions will have the same effect as a vote against Proposal 2. Broker non-votes will have no effect on Proposal 2. In addition, per applicable rules of The NASDAQ Stock Market LLC, the Investor will not be eligible to vote its shares of common stock for, and votes submitted with respect to such shares will not be counted for, Proposal 2.

Proposal 3. The approval of the amendment to the Company’s 2009 Omnibus Incentive Compensation Plan will require the affirmative vote of the holders of a majority of the common stock present, in person or by proxy, and entitled to vote at the Special Meeting. Abstentions will have the same effect as a vote against Proposal 3. Broker non-votes will have no effect on Proposal 3.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, your shares are likely registered in more than one name or are held in more than one account. Please complete, sign, date and promptly return each proxy card to ensure that all your shares are voted.

Where else are the proxy materials available?

The Proxy Statement and related materials are available for your review at www.nvtl.com/proxymaterials.

Who will bear the costs of soliciting votes for the Special Meeting?

The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. The Company intends to retain Alliance Advisors (or a similar proxy solicitation firm) to aid in the solicitation of proxies. We currently estimate the fees payable to such firm in connection with proxy solicitation services to be approximately $50,000, plus reimbursement of out-of-pocket expenses. In addition, we may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the Securities Exchange Commission (the “SEC”), within four business days after the Special Meeting. If our final voting results are not available within four business days after the Special Meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 17, 2014: The Proxy Statement is available at www.nvtl.com/proxymaterials.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 50,000,000 SHARES TO 100,000,000 SHARES.

Overview

The Company is currently authorized to issue 50,000,000 shares of common stock, $0.001 par value per share, of which 44,219,066 shares were issued and outstanding as of September 8, 2014 and an additional 5,776,559 were reserved for issuance as of such date. The following table reflects the number of authorized, outstanding, reserved and unreserved shares of common stock as of September 8, 2014:

	Number of Common Shares
Total Authorized Shares of Common Stock	50,000,000
Less: Issued and Outstanding Shares of Common Stock	44,219,066

Shares of Common Stock Available for Future Issuance	5,780,934

Common Stock Reserved for Future Issuance
Outstanding Equity Awards	4,819,512
2009 Omnibus Incentive Compensation Plan	761,290	(1)
2000 Employee Stock Purchase Plan	200,132	(1)
Total Outstanding Common Shares and Common Shares Reserved	50,000,000

Unreserved Common Shares Available for Issuance	0

(1)	Excludes 1,651,455 shares of common stock previously approved for issuance pursuant to the 2009 Omnibus Incentive Compensation Plan and 1,300,000 shares of common stock previously approved for issuance pursuant to the 2000 Employee Stock Purchase Plan. As described below, these shares were previously unreserved in order to complete the Financing.

Text of the Proposed Amendment

We propose to amend and restate the FOURTH article of the Amended and Restated Certificate of Incorporation of the Company, as amended, to read in its entirety as follows:

“(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One-Hundred Two Million (102,000,000) shares each with a par value of $0.001 per share. One Hundred Million (100,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.

(B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware and within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

In addition to increasing the number of authorized shares of common stock, this proposed amendment preserves Section B of the FOURTH article of the Company’s current Amended and Restated Certificate of

Incorporation and, in order to avoid any confusion, deletes Section C of the FOURTH article of the Company’s current Amended and Restated Certificate of Incorporation which relates to a reverse stock split transaction that was completed by the Company in 2002.

Purpose of the Proposed Amendment

The principal purpose of this proposal is to authorize additional shares of common stock, which may be used for general corporate purposes. As an example, the Board may in the future determine that it is appropriate or necessary to raise additional capital through the sale of equity securities, convertible debt securities or other equity linked securities, or to use Company securities to acquire another company or its assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers (subject to additional stockholder approvals as required), to distribute future stock dividends or for other corporate purposes.

At least 4,989,607 shares of the newly authorized shares of common stock are expected to be initially reserved for issuance to the Investor in connection with the conversion of the Series C Preferred Stock and the exercise of the Warrant. In addition, the Company previously unreserved 1,651,455 shares of common stock previously approved for issuance pursuant to the Company’s 2009 Omnibus Incentive Compensation Plan and 1,300,000 shares of common stock previously approved for issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”) in order to complete the Financing and we intend to return these shares to the respective plans so that they will once again be reserved and available for issuance thereunder. Finally, we may use a portion of the additional authorized shares of common stock, rather than cash, to make payments of certain coupon make whole payments which may become payable upon redemption of the Series C Preferred Stock, which would increase our financial flexibility and liquidity and preserve our cash for funding our operations and expected future growth.

The availability of additional shares of common stock is particularly important in the event that the Board needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock. If the amendment is approved by the stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, unless stockholder approval is otherwise required by law or the rules of The NASDAQ Stock Market LLC.

Except as described above and elsewhere in this Proxy Statement, we have no plans, understandings, commitments, agreements or undertakings concerning the issuance of any such additional shares. The Board believes that the proposed increase in the number of authorized shares of common stock is in the best interests of the Company and its stockholders.

Potential Effects of the Proposed Amendment

Following the increase in the number of authorized shares, each share of authorized common stock will have the same rights and privileges as each existing share of common stock. As such, the amendment will not have an immediate effect on the rights, privileges or preferences of the Company’s existing stockholders. The issuance of additional shares of the newly authorized common stock, however, would decrease the percentage ownership of the Company’ s existing stockholders and, depending upon the price at which such shares are issued, could be dilutive to the Company’ s existing stockholders. The common stock carries no preemptive rights to subscribe to any issue of the same or other capital stock of the Company. The availability of the additional shares resulting from the increase in authorized shares could also have an anti-takeover effect by making it more difficult and less desirable for a third party to seek to gain control of the Company.

In addition, certain terms of the Series C Preferred Stock and the Warrant are dependent upon approval of this Proposal 1. The conversion of the Series C Preferred Stock and cash exercise, in full, of the Warrant would result in the issuance of at least 4,989,607 shares of common stock. The issuance of such additional shares of common stock would reduce the percentage ownership of the Company’s existing stockholders. See the sections of this Proxy Statement entitled “Proposal 2—Description of Series C Preferred Stock” and “Proposal 2—Description of the Warrant” for additional information.

Timing of the Proposed Amendment

If the proposed amendment to increase the number of authorized shares of common stock is approved by the Company’s stockholders, the increase will become effective immediately upon the filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware, which we expect to file promptly after the Special Meeting. If the proposed amendment is not approved by the Company’s stockholders, the number of authorized shares of common stock will remain unchanged until such approval is obtained and the Company will be required, pursuant to the terms of the Purchase Agreement (as defined below), to submit the proposed amendment for stockholder approval at an additional meeting of the Company’s stockholders which must occur on or before September 8, 2015.

Vote Required and Board Recommendation

The approval of this amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the common stock issued and outstanding and entitled to vote at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote AGAINST this Proposal.

The Board recommends a vote “FOR” Proposal 1.

PROPOSAL 2

APPROVAL OF THE POTENTIAL ISSUANCE OF MORE THAN 19.999% OF THE COMPANY’S COMMON STOCK UPON CONVERSION OF THE SERIES C PREFERRED STOCK AND/OR EXERCISE OF THE WARRANT AND ANY CHANGE OF CONTROL THAT MAY BE DEEMED TO OCCUR AS A RESULT THEREOF, AS REQUIRED BY AND IN ACCORDANCE WITH THE APPLICABLE RULES OF THE NASDAQ STOCK MARKET LLC.

Overview

On September 3, 2014, the Company, entered into a Purchase Agreement (the “Purchase Agreement”) with the Investor, pursuant to which, on September 8, 2014, the Company sold to the Investor (i) 7,363,334 shares of the Company’s common stock, (ii) 87,196 shares of Series C Preferred Stock, convertible, subject to adjustment in accordance with the Certificate of Designations (described below), into 871,960 shares of common stock, and (iii) the Warrant to purchase 4,117,647 shares of common stock at an exercise price of $2.26 per share, all at a purchase price of (a) $1.75 per share of common stock plus, in each case, the related Warrant and (b) $17.50 per share of Series C Preferred Stock, for aggregate gross proceeds of approximately $14.4 million. The Company intends to use the net proceeds from the Financing for working capital and other general corporate purposes. The Financing was approved by the Board on September 3, 2014.

The Board determined that the Financing was advisable and in the best interest of the stockholders of the Company for a number of reasons, including the need to raise funds for working capital and general corporate purposes. In reaching its determination, the Board also considered potential alternate financing sources and the risks that would be involved with delaying the Financing given the Company’s cash position.

Description of the Series C Preferred Stock

Terms of Conversion

Pursuant to the Certificate of Designations of Series C Convertible Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on September 8, 2014 (the “Certificate of Designations”), upon receipt of stockholder approval of both Proposal 1 and Proposal 2 (the “Stockholder Approval”), each share, or fraction of a share, of Series C Preferred Stock then outstanding will automatically convert into the number of shares of common stock that is obtained by multiplying the number of such outstanding shares of Series C Preferred Stock by the conversion rate then in effect. Generally, each share of Series C Preferred Stock is convertible into ten shares of common stock, subject to the adjustments described below. Notwithstanding the foregoing, the Series C Preferred Stock is not convertible into common stock prior to obtaining the Stockholder Approval.

The conversion rate and conversion price applicable to the Series C Preferred Stock are subject to the following adjustments: (i) the conversion price may be reduced by the Company to any amount and for any period of time deemed appropriate by the Board, (ii) if the Company, at any time while Series C Preferred Stock is outstanding, subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares (a “Subdivision”), the conversion price in effect immediately prior to such Subdivision will be proportionately reduced and the number of shares to be issued upon conversion of the Series C Preferred Stock will be proportionately increased, and (iii) if the Company, at any time on or after September 8, 2014, combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares (a “Combination”), the conversion price in effect immediately prior to such Combination will be proportionately increased and the number of shares to be issued upon conversion of the Series C Preferred Stock will be proportionately decreased.

Additionally, in the event of a Fundamental Transaction (as defined in the Certificate of Designations), which generally includes any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, and certain reclassifications of the common stock, each holder of Series C Preferred Stock will be paid in cash any accrued and unpaid dividends on such holder’s shares of Series C Preferred Stock and each share of Series C Preferred Stock will automatically be converted into the right to receive, for each share of common stock that would have been issuable upon such conversion immediately prior to such transaction, the same kind and amount of securities, cash or property that the holder would have been entitled to receive if the holder had been the holder of common stock immediately prior to the occurrence of such transaction. If the holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each holder of Series C Preferred Stock shall be given the same choice as to the consideration it receives upon automatic conversion of such holder’s Series C Preferred Stock.

No fractional shares of common stock will be issued upon conversion of the Series C Preferred Stock.

Dividend Rights

From and after December 31, 2014, each share of Series C Preferred Stock that remains outstanding will accrue dividends, in preference and priority to the holders of all other classes or series of stock of the Company, at a rate of 12.5% per annum (the “Series C Preferred Dividends”), which shall, at the Company’s option, either (i) be payable in cash quarterly in arrears or (ii) accrue until such time as the Company pays all such amounts in cash in full. The Series C Preferred Dividends are cumulative and accrue whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor.

In addition, each holder of Series C Preferred Stock will be entitled to receive any dividend declared and paid by the Company to holders of its common stock (excluding dividends of its common stock and distributions made in connection with a Subdivision or Combination), as if such holder’s Series C Preferred Stock had been converted into common stock on the record date for such dividend.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, after the satisfaction in full of the debts of the Company, the payment of any accrued but unpaid Series C Preferred Dividends and the payment of any liquidation preference owed to the holders of shares of capital stock of the Company ranking senior to the common stock and Series C Preferred Stock, the holders of Series C Preferred Stock will participate (on an as-converted basis) pari passu with the holders of the common stock in the distribution of the net assets of the Company.

Redemption

From and after September 8, 2015, the Company may exercise its right to redeem, in whole or in part, the Series C Preferred Stock at the redemption price then in effect, plus an amount equal to any accrued and unpaid dividends thereon through, but excluding, the date of redemption. The Series C Preferred Stock contains a two-year “make-whole” provision such that, if the Series C Preferred Stock is redeemed on or before September 8, 2016, the holder thereof will be entitled to receive the amount of Series C Preferred Dividends that would have accrued and been payable from the date of redemption through and including September 8, 2016. The Company may settle the “make-whole” payment in cash or in shares of common stock, at the Company’s election. Any redemption will be made on a pro rata basis among the holders of the Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock then held by them.

Voting Rights; Related Rights

Except as required by law and as described in the following sentence, the Series C Preferred Stock does not confer upon its holders any voting rights or rights to otherwise participate in any action taken by the Company or its stockholders or to receive notice of any meeting of stockholders. However, so long as any Series C Preferred

Stock remains outstanding, the Company is not permitted, without the affirmative consent of holders of at least a majority of the Series C Preferred Stock then outstanding, either in writing or at a meeting, (i) to authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to or on parity with the Series C Preferred Stock with respect to the payment of dividends, or to reclassify any authorized shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) to amend, alter or repeal the provisions of the Amended and Restated Certificate of Incorporation of the Company, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or power of, or restriction provided for the benefit of, the Series C Preferred Stock; provided, however, that the foregoing voting provisions do not apply if, at or prior to the consummation of the action with respect to which such vote would otherwise be required, all outstanding Series C Preferred Stock will be converted and all accrued but unpaid Series C Preferred Dividends will be paid (or sufficient funds will be deposited in trust to effect such payment).

The Series C Preferred Stock carries no preemptive rights to subscribe to any issue of the same or other capital stock of the Company.

Description of the Warrant

Terms of Exercise

The Warrant is initially exercisable for 4,117,647 shares of common stock at an exercise price of $2.26 per share, subject to adjustment as described below. The Warrant becomes exercisable on March 8, 2015 and expires on September 8, 2019. Notwithstanding the above, prior to receipt of the Stockholder Approval, no portion of the Warrant may be exercised (i) to the extent that, after giving effect to such exercise, the number of shares of common stock beneficially owned by the holder thereof and its affiliates would collectively exceed 19.999% of all then outstanding shares of the Company’s common stock (the “19.999% Ownership Limitation”), or (ii) if the Company does not have sufficient authorized but unissued shares to permit such exercise. Pursuant to the terms of the Warrant, the Warrant will generally only be exercisable on a cash basis. However, the Warrant may be exercised on a cashless basis if and only if a registration statement relating to the issuance of the shares underlying the Warrant is not then effective and an exemption from registration is not otherwise available for the resale of the shares underlying the Warrant. The Warrant may be exercised by surrendering to the Company the warrant certificate evidencing the Warrant to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price, if applicable.

The number of shares of common stock issuable upon exercise of the Warrant and the exercise price are subject to the following adjustments: (i) following receipt of the Stockholder Approval, the Company may reduce the then-current exercise price to any amount and for any period of time deemed appropriate by the Board, (ii) if the Company causes a Subdivision to occur at any time while the Warrant is outstanding, the exercise price in effect immediately prior to such Subdivision will be proportionately reduced and the number of shares issuable upon exercise of the Warrant will be proportionately increased, (iii) if the Company causes a Combination to occur at any time on or after September 8, 2014, the exercise price in effect immediately prior to such Combination will be proportionately increased and the number of shares issuable upon exercise of the Warrant will be proportionately decreased, and (iv) if the Company issues or sells (or is deemed to issue or sell) additional shares of common stock without consideration or for consideration per share less than the exercise price in effect immediately prior to such issuance or sale (or deemed issuance or sale) after September 8, 2014 (a “Dilutive Issuance”), the exercise price of the Warrant will be reduced in accordance with and subject to the limitations set forth in the Warrant.

Additionally, in the event of any Fundamental Transaction (as defined in the Warrant), which generally includes any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, and certain reclassifications of the common stock, and subject to the 19.999% Ownership Limitation, the Warrant will automatically be converted into the right to receive, for each share of common stock that would have been issuable upon exercise of the Warrant immediately prior to such transaction, the same kind and amount of securities, cash or property that the holder would have been entitled to receive if the holder had been the holder of common stock immediately prior to the occurrence of such transaction. In the event that the holder of the Warrant is ineligible, as a result of the 19.999% Ownership Limitation, to receive some or all of the consideration to which it would otherwise have been entitled upon the occurrence of a Fundamental Transaction, such holder shall be entitled to instead receive a cash payment in an amount equal to the fair market value of such consideration, as determined in good faith by the Board.

No fractional shares will be issued upon exercise of the Warrant.

Dividend Rights; Voting Rights

If the Company declares a dividend or makes any other distribution (excluding dividends of its common stock and distributions made in connection with a Subdivision, Combination or Dilutive Issuance), then the Board must set aside the amount of such dividend or distribution that the holder of the Warrant would have been entitled to receive had it exercised the Warrant prior to the record date for such dividend or distribution, and, upon exercise of the Warrant, pay such amounts to the holder thereof (or such holder’s permitted transferee).

Other than as set forth above, the Warrant does not confer upon the holder thereof any voting or other rights as a stockholder of the Company.

Rights Agreement

In connection with the Financing, the Company and the Investor entered into an Investors’ Rights Agreement, dated September 8, 2014 (the “Rights Agreement”), pursuant to which the Company granted to the Investor certain observation rights and certain appointment and nomination rights related to the Board, as well as rights with respect to the registration of the shares of common stock issued in the Financing and the shares of common stock underlying the Warrant and the Series C Preferred Stock. In addition, the Investor has agreed that it will not, without the prior written consent of the Company, transfer any of the securities that it obtained in the Financing for a period of ten months beginning on the date of the consummation of the Financing (the “Lockup Period”), subject to certain limited exceptions. The Investor also agreed that it will not, without the prior written consent of the Company, make any purchases of the Company’s securities or otherwise exercise any rights to acquire the Company’s securities during the Lockup Period to the extent that, after giving effect to such purchase and/or exercise, the Investor (together with its affiliates) would beneficially own more than 29.99% of the outstanding shares of the Company’s common stock.

The foregoing descriptions of the Purchase Agreement, the Certificate of Designations, the Warrant and the Rights Agreement are summaries and do not purport to be complete. Stockholders should read the full text of such documents which have been included as exhibits to the Company’s Current Report on Form 8-K which was filed with the SEC on September 8, 2014 for a more detailed account of the terms and conditions. Copies of these documents are also available from the Company upon request.

Impact of the NASDAQ Rules

Our common stock is listed on The NASDAQ Global Select Market and, as such, we are subject to the NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 5635(b) requires stockholder approval prior to the issuance of securities in a private placement when the issuance or potential issuance will result in a change of control of the company. NASDAQ Marketplace Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the company’s outstanding common stock, or 20% or more of the company’s voting power outstanding before the issuance, for less than the greater of the book or market value of our common stock on the date of entry into a definitive agreement related to such transaction.

Stockholder approval of the Financing is required under NASDAQ Marketplace Rule 5635(b) in order to permit the Investor to obtain 20% or more of our outstanding common stock upon the full conversion of the Series C Preferred Stock and the exercise, in full, of the Warrant. As a result of the Financing, the Investor currently holds the largest ownership position in the Company. The Investor also has certain observation rights and certain appointment and nomination rights related to the Board pursuant to the terms of the Rights Agreement. Accordingly, the acquisition by the Investor of 20% or more of our outstanding common stock upon conversion of the Series C Preferred Stock and exercise of the Warrant may be deemed to constitute a change of control under NASDAQ Marketplace Rule 5635(b). Stockholder approval of the Financing is also required under NASDAQ Marketplace Rule 5635(d) because the shares of common stock sold to the Investor, when combined with the shares of common stock issuable upon full conversion of the Series C Preferred Stock, will equal 20% or more of the outstanding common stock of the Company prior to the consummation of the Financing, and such securities were sold to the Investor in a private placement at an effective price which is less than the greater of the book or market value of our common stock on the date that the Purchase Agreement was executed.

Certain Financial Information

The Company’s principal sources of liquidity are existing cash, cash equivalents and marketable securities and cash generated from operations. The following table presents working capital, cash and cash equivalents and marketable securities as of the dates indicated (in thousands):

	June 30, 2014 (unaudited)	December 31, 2013	Increase / (Decrease)
Working capital(1)	$22,975	$40,928	$(17,953)

Cash and cash equivalents(2)	$8,925	$2,911	$6,014
Short-term marketable securities(2)(3)	13,503	16,612	(3,109)
Long-term marketable securities	0	3,443	(3,443)

Total cash and cash equivalents and marketable securities	$22,428	$22,966	$(538)

(1)	Working capital is defined as the excess of current assets over current liabilities.
(2)	Included in working capital.
(3)	Excludes restricted marketable securities.

Potential Effects if Both Proposal 1 and Proposal 2 are Approved

If the Stockholder Approval is obtained, the Series C Preferred Stock will automatically convert into common stock and the 19.999% Ownership Limitation would no longer serve as a barrier to the full exercise of the Warrant; as a result, we expect that 871,960 additional shares of common stock will be issued upon conversion of the Series C Preferred Stock shortly following receipt of the Stockholder Approval and 4,117,647 additional shares of common stock will be issued upon exercise of the Warrant sometime after March 8, 2015, assuming that the Warrant is exercised in full for cash. These shares of common stock represent approximately 11% of the Company’s outstanding common stock and the issuance of such shares would increase the Investor’s ownership of the Company’s outstanding common stock from approximately 16.65% to approximately 25%, based on 44,219,066 shares of common stock outstanding as of September 8, 2014. The common stock carries no preemptive rights to subscribe to any issue of the same or other capital stock of the Company and the issuance of such additional shares of common stock would reduce the percentage ownership of the Company’s existing stockholders and would further dilute their earnings per share. Additionally, sales in the public market of the shares of common stock issued or issuable pursuant to the Purchase Agreement following expiration of the Lockup Period, or the perception that such sales could occur, could adversely affect the prevailing market price of the Company’s common stock and thus impair the Company’s ability to raise funds in additional stock financings and further dilute the Company’s existing stockholders. Furthermore, if the Stockholder Approval is obtained, the Investor will be permitted to beneficially own more than 19.999% of all outstanding common stock of the Company.

Potential Effects if One or Both of Proposal 1 and Proposal 2 is Not Approved

The Stockholder Approval requires approval of both Proposal 1 and Proposal 2; thus, if either Proposal 1 or Proposal 2 is not approved by the Company’s stockholders, the Series C Preferred Stock will remain outstanding and the 19.999% Ownership Limitation will remain in place, which may prevent or delay the Investor’s exercise of the Warrant in full and the Company’s receipt of the exercise price that will be due in connection with such exercise. In the event that Proposal 1 or Proposal 2 is not approved at the Special Meeting, the Company will be required, pursuant to the terms of the Purchase Agreement, to submit such proposal(s) for stockholder approval at an additional meeting of the Company’s stockholders which must occur on or before September 8, 2015.

Unless and until both Proposal 1 and Proposal 2 are approved at the Special Meeting or at a subsequent stockholder meeting, the Series C Preferred Stock will remain outstanding in accordance with its terms. If the Company’s stockholders do not approve both Proposal 1 and Proposal 2 prior to December 31, 2014, the Series C Preferred Dividends will begin to accrue, and the Company will be required to pay quarterly dividends on the Series C Preferred Stock, on a cumulative basis, at a rate of 12.5% per annum per whole share (or portion thereof with respect to fractions of a share) of Series C Preferred Stock. In addition, so long as any Series C Preferred Stock remains outstanding, the Company will not be able to issue additional shares of equity that are senior to or on parity with the Series C Preferred Stock with respect to the payment of dividends or amend the Amended and Restated Certificate of Incorporation of the Company in a manner that adversely impacts holders of Series C Preferred Stock without the affirmative vote of the holders of a majority of the Series C Preferred Stock. These restrictions could impair the Company’s ability to attract additional investors and raise funds in additional stock financings.

Recommendation and Vote Required

The approval of the potential issuance of more than 19.999% of the Company’s common stock upon conversion of the Series C Preferred Stock and/or exercise of the Warrant and any change of control that may be deemed to occur as a result thereof, as required by and in accordance with the applicable rules of The NASDAQ Stock Market LLC, requires the affirmative vote of the holders of a majority of the common stock present, in person or by proxy, and entitled to vote at the Special Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes FOR this proposal, they have the same effect as votes AGAINST this proposal. Broker non-votes will not have any effect on this proposal. In addition, per applicable rules of The NASDAQ Stock Market LLC, the Investor will not be eligible to vote its shares of common stock for, and votes submitted with respect to such shares will not be counted for, this proposal.

The Board recommends a vote “FOR” Proposal 2.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2009 OMNIBUS INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN BY 3,000,000 SHARES.

Overview

In April 2009, the Board approved the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan, which was subsequently amended in June 2013 (as amended, the “2009 Incentive Plan”). The 2009 Incentive Plan affords the Board the ability to design compensatory awards that are responsive to our needs, and includes authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among our directors, officers, employees and consultants. These awards include equity awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). The 2009 Incentive Plan currently authorizes the issuance of up to 7,000,000 shares of our common stock, of which 2,311,576 shares were available for issuance under the plan as of September 30, 2014.

On October 3, 2014, the Board approved an amendment of the 2009 Incentive Plan, subject to stockholder approval at the Special Meeting, to increase the number of shares available for issuance under the plan by 3,000,000 shares. The Board has determined that the amendment of the plan is advisable and in the best interests of the Company and our stockholders, and has submitted the amendment for approval by our stockholders at the Special Meeting. The amendment to the 2009 Incentive Plan will be effective as of the date it is approved by our stockholders. In approving this amendment, the Board considered information related to the 2009 Incentive Plan including burn rate, overhang and forecasts for share usage.

As of September 30, 2014, under the Company’s 2009 Incentive Plan and its predecessor equity compensation plans, there were outstanding restricted stock awards for 1,871,638 shares and outstanding stock options for 2,965,258 shares. These outstanding options have a weighted-average exercise price of $6.62 and a weighted-average term of 4.21 years. On October 2, 2014, the closing market price of a share of our common stock was $3.59.

A summary of the 2009 Incentive Plan appears below and is qualified by the full text of the 2009 Incentive Plan. A copy of the 2009 Incentive Plan is attached as Appendix A to this Proxy Statement and indicates, on page A-6, the change proposed to be made.

Administration

The 2009 Incentive Plan is administered by the Board, which may delegate all or any part of its authority under the 2009 Incentive Plan to a committee of one or more members of the Board. This authority includes, among other things, selecting award recipients, establishing award terms and conditions, granting awards, construing any ambiguous provision of the 2009 Incentive Plan or in any award agreement, and adopting modifications and amendments to the 2009 Incentive Plan or any award agreement, subject to the terms of the 2009 Incentive Plan.

To the extent permitted by applicable law, the Board may also delegate its duties under the 2009 Incentive Plan to one or more senior officers of the Company, referred to as a secondary committee. This delegation of authority is subject to any conditions and limitations set by the Board or set forth in the 2009 Incentive Plan, and may not include the authority to grant an award to a director or executive officer, or to grant awards designed to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

Awards

The 2009 Incentive Plan provides for grants of both equity and cash awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, annual incentive awards, performance shares, performance units and other forms of awards. The principal terms and features of the various forms of awards are set forth below:

Stock Options. Stock options entitle the participant to purchase shares of our common stock at a price not less than the market value per share on the grant date. Stock options may be incentive stock options or non-qualified stock options under Section 422 of the Code. Each grant will specify whether the exercise price is payable in cash or by check, by a cashless broker-assisted exercise, by the transfer to the Company of shares of our common stock owned by the participant, by the Company withholding shares of our common stock otherwise deliverable to the participant upon the exercise of the stock option, by a combination of these payment methods, or by any other methods that the Board may approve.

Each grant will specify the periods of continuous service by the participant with the Company necessary before the stock options become exercisable. Stock option grants may specify management objectives that must be achieved as a condition to exercise. No stock option will be exercisable more than 10 years after the grant date.

The Board may substitute, without the participant’s permission, stock appreciation rights for outstanding stock options. However, the terms of the substituted stock appreciation rights must be substantially the same as the terms of the stock options at the date of substitution. Additionally, the difference between the market value of the underlying shares of our common stock and the base price of the stock appreciation rights must be equivalent to the difference between the market value of the underlying shares of our common stock and the exercise price of the stock options.

Stock Appreciation Rights. A stock appreciation right is a right to receive from the Company a dollar amount up to the spread between a base price (which may not be less than the market value per share of our common stock on the grant date) and the market value of the shares of our common stock on the exercise date. The amount payable by the Company on exercise of a stock appreciation right may be paid in cash, shares of our common stock, or any combination of the two. Any grant of stock appreciation rights may specify that the amount payable on exercise may not exceed a maximum specified by the Board. Any grant may also specify management objectives that must be achieved as a condition to exercise, waiting periods before exercise and permissible exercise dates or periods. Each grant will specify the periods of continuous service by the participant with the Company that are necessary before the stock appreciation rights become exercisable. No stock appreciation right will be exercisable more than 10 years after the grant date.

Restricted Stock. A grant of restricted stock constitutes an immediate transfer to the participant of the ownership of shares of our common stock in consideration for the performance of services. Restricted stock entitles a participant to voting, dividend and other ownership rights. However, these rights will be subject to any restrictions and conditions, such as the achievement of management objectives, during the restriction period as determined by the Board.

For restricted stock that vests upon the passage of time, each grant will provide that the restricted stock will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board on the grant date. Each grant will provide that so long as the award is subject to a substantial risk of forfeiture, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Board on the grant date.

Grants of restricted stock may require that any or all dividends or other distributions paid during the period of the restrictions be automatically deferred and reinvested in additional shares of restricted stock or paid in cash, which may be subject to the same restrictions as the underlying award. Dividends or other distributions on restricted stock subject to management objectives will be deferred and paid in cash upon the achievement of the management objectives and the lapse of all restrictions.

Restricted Stock Units. A grant of restricted stock units is an agreement by the Company to deliver shares of our common stock or cash equal to the value of such shares to the participant at the end of a specified period, subject to transfer restrictions and other conditions as determined by the Board. During the restriction period, the participant may not transfer any rights under his or her award and will have no rights of ownership, including voting rights, in the restricted stock units. However, on the grant date, the Board may authorize the payment of dividend equivalents on the restricted stock units on either a current, deferred or contingent basis, either in cash, in additional restricted stock units or in shares of our common stock. Dividend equivalents on restricted stock units subject to management objectives will be deferred and paid in cash upon the achievement of the management objectives and the lapse of all restrictions.

Performance Shares and Performance Units. A performance share is the equivalent of one share of our common stock. A performance unit is the equivalent of $1.00 or such other value as determined by the Board. Each grant of performance shares or performance units will specify either the number of shares, or amount of cash, payable with respect to the performance shares or performance units to which the grant pertains. Any grant of performance shares or performance units may specify that the amount payable may be paid in cash, in shares of our common stock or in any combination of the two.

Any grant of performance shares or performance units will specify the management objectives that, if achieved, will result in payment or early payment of the award and may set forth a formula for determining the number of shares, or amount of cash, payable with respect to the performance shares or performance units that will be earned if performance is at or above threshold levels. The performance period will be determined by the Board at the time of grant, but may not be less than one year.

The Board may, on the grant date, provide for the payment of dividend equivalents to the holder of the performance shares on either a current, deferred or contingent basis, either in cash or in additional shares of our common stock. Dividend equivalents on performance shares will be deferred and paid in cash upon the achievement of the applicable management objectives.

Annual Incentive Awards. An annual incentive award is a cash award based on the achievement of management objectives with a performance period of one year or less. Any grant of an annual incentive award will specify management objectives that, if achieved, will result in payment or early payment of the award and may set forth a formula for determining the amount payable if performance is at or above threshold levels. The performance period with respect to each annual incentive award will be determined by the Board at the time of grant. Each grant will specify the time and manner of payment of annual incentive awards that have been earned. The Board may establish a maximum amount payable under any annual incentive award on the grant date.

Other Awards. The Board may, subject to limitations under applicable law, grant to any participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock. These awards may include convertible or exchangeable securities, purchase rights or awards with value and payment contingent upon performance of the Company, the book value of our shares, or any other factors designated by the Board.

Except as otherwise provided in the 2009 Incentive Plan, cash awards, as independent awards or as an element of or supplement to any other award granted under the 2009 Incentive Plan, also may be granted. The Board may grant shares of our common stock as a bonus, or may grant other awards in lieu of obligations of the Company to pay cash or deliver other property under the 2009 Incentive Plan or under other plans or compensatory arrangements, subject to terms that will be determined by the Board in a manner intended to comply with Section 409A of the Code.

Eligibility

Subject to the terms of the 2009 Incentive Plan, the Board may grant awards to any of our employees, directors or any other person who provides services to us. However, incentive stock options may be granted only to our employees. Currently, 193 persons are eligible to receive awards under the 2009 Incentive Plan.

Shares Available for Grants

Currently, 7,000,000 shares of our common stock are authorized under the 2009 Incentive Plan, subject to adjustment as provided in the plan. Shares of our common stock issued under any plan assumed by the Company in any corporate transaction will not count against this share limit.

Shares of our common stock covered by an award under the 2009 Incentive Plan are not counted against the aggregate share limit until issued and delivered to a participant. As a result, the total number of shares of our common stock available under the 2009 Incentive Plan is not reduced by any shares of our common stock relating to prior awards that have expired or have been forfeited or cancelled. To the extent of payment in cash of the benefit provided by any award granted under the 2009 Incentive Plan, any shares of our common stock that were covered by that award will again be available for issue or transfer under the 2009 Incentive Plan. If, under the 2009 Incentive Plan, a participant has elected to give up the right to receive compensation in exchange for shares of our common stock based on market value, the shares will not count against the aggregate share limit. In addition, shares delivered or relinquished to pay the exercise or purchase price of an award or to satisfy tax withholding obligations will also be available for future awards under the 2009 Incentive Plan.

Award Limits

Awards under the 2009 Incentive Plan are subject to the following limitations:

•	the aggregate number of shares of our common stock issued upon the exercise of incentive stock options will not exceed 7,000,000;

•	no participant will be granted stock options or stock appreciation rights, in the aggregate, for more than 1,000,000 shares of our common stock during any calendar year;

•

no participant will be awarded qualified performance-based awards of restricted stock, restricted stock units, performance shares or other awards, in the aggregate, for more than 500,000 shares of our common stock during any calendar year; and

•

in no event will any participant in any calendar year receive a qualified performance-based award of performance units or a qualified performance-based cash award having an aggregate maximum value in excess of $2,500,000.

Management Objectives

The 2009 Incentive Plan requires that the Board establish management objectives for awards of performance shares, performance units and annual incentive awards. The Board may also establish management objectives for stock options, stock appreciation rights, restricted stock, restricted stock units or other awards. These management objectives may be described in terms of Company-wide objectives or objectives related to performance of an individual participant or a subsidiary, division, business unit, region or function of the Company, and may be made relative to the performance of other companies. The management objectives applicable to any qualified performance-based award to a “covered employee,” as defined in Section 162(m) of the Code, will be based on specified levels of, or changes in, one or more of the following criteria:

•	Profits: Operating income, earnings before interest and taxes, earnings before taxes, net income, cash net income, earnings per share, residual or economic earnings or economic profit;

•

Cash Flow: Earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, free cash flow, free cash flow with or without specific capital expenditure targets or ranges, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital, residual cash flow or cash flow return on investment;

•	Returns: Economic value added or profits or cash flow returns on sales, assets, invested capital, net capital employed or equity;

•	Working Capital: Working capital divided by sales, days’ sales outstanding, days’ sales inventory or days’ sales in payables;

•	Profit Margins: Profits divided by revenues or sales, gross margins divided by revenues or sales, or operating margin divided by revenues or sales;

•	Liquidity Measures: Debt-to-capital ratios, debt-to-EBITDA ratios or total debt;

•

Sales Growth, Margin Growth, Unit Growth, Cost Initiative and Stock Price Metrics: Revenues, revenue growth, sales, sales growth, gross margin, operating margin, shipment volume, unit growth, stock price appreciation, total return to stockholders, expense targets, productivity targets or ratios, sales and administrative expenses divided by sales, or sales and administrative expenses divided by profits; and

•

Strategic Initiative Key Deliverable Metrics: Consisting of one or more of the following: product development or launch, strategic partnering, research and development, regulatory compliance or submissions, vitality or sustainability index, market share, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Board will have the authority to make equitable adjustments to the management objectives, including the related minimum, target and maximum levels of achievement or performance, for specified events set forth in the 2009 Incentive Plan to the extent allowed by Section 162(m) of the Code.

Amendment and Termination

The Board may amend the 2009 Incentive Plan in whole or in part, except that any amendment to the 2009 Incentive Plan that requires stockholder approval under applicable law will not be effective until we obtain stockholder approval. No grant will be made under the 2009 Incentive Plan more than 10 years after the effective date of the 2009 Incentive Plan, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and of the 2009 Incentive Plan.

Except in connection with certain corporate transactions or a change in control, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, or cancel outstanding stock options or stock appreciation rights in exchange for other awards or stock options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original stock options or base price of the original stock appreciation rights, as applicable, without stockholder approval. The plan prohibits all repricings of awards regardless of whether an amendment is considered a repricing under generally accepted accounting principles.

Grants of restricted stock, restricted stock units, performance shares, performance units and annual incentive awards may provide for earlier termination of restrictions in the event of the retirement, death or disability, or other termination of employment, of a participant, or a change in control of the Company. In addition, if permitted by Section 409A of the Code, the Board may accelerate the vesting of or waive any other limitations requirement under any outstanding award in the event of the retirement, death or disability, or other termination of employment, of a participant. However, in either case, the restrictions on an award intended to be “qualified performance-based compensation” under Section 162(m) of the Code may not be terminated in the event of retirement or other termination of employment to the extent the provision would cause the award to fail to qualify.

The Board may amend the terms of any award granted under the 2009 Incentive Plan prospectively or retroactively, provided that such an amendment does not constitute a repricing prohibited by the 2009 Incentive Plan. However, no amendment may impair the rights of any participant without his or her consent, except as necessary to comply with changes in law or accounting rules applicable to the Company. The Board may terminate the 2009 Incentive Plan at any time. Termination of the 2009 Incentive Plan will not affect the rights of participants or their successors under any awards outstanding on the date of termination.

Change in Control

In the event a change in control of the Company occurs, the Board may substitute each award outstanding under the 2009 Incentive Plan immediately prior to the change in control with such alternative consideration (including cash), if any, as it may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or stock appreciation right with an exercise price or base price greater than the consideration offered in connection with any change in control, the Board may elect to cancel the stock option or stock appreciation right without any payment to the person holding the stock option or stock appreciation right. The Board may also adjust the aggregate number of shares available under the 2009 Incentive Plan and the individual participant limits as the Board deems appropriate. However, any adjustment to the number of shares available for incentive stock options will be made only if, and to the extent that, the adjustment would not cause any stock option intended to qualify as an incentive stock option to fail to qualify.

U.S. Federal Income Tax Consequences

The following is a brief summary of some of the U.S. federal income tax consequences of certain transactions under the 2009 Incentive Plan based on U.S. federal income tax laws in effect on January 1, 2014. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of our common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant nor within one year after the transfer of such shares to the optionee, then upon the sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of our common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Non-Qualified Stock Options. In general,

•	no income will be recognized by an optionee at the time a non-qualified option right is granted;

•

at the time of exercise, ordinary income will be recognized in an amount equal to the difference between the exercise price and the market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the market value of any unrestricted shares of our common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code, referred to as Restrictions. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of grant of the shares will have taxable ordinary income on the date of grant of the shares equal to the excess of the market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the market value of unrestricted shares of our common stock on the date that such shares are transferred or settled in cash, as the case may be, to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gain/loss holding period for such shares will also commence on such date.

Performance Shares, Performance Units and Annual Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or annual incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or annual incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the market value of any unrestricted shares of our common stock received.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Equity Compensation Plan Information

As of December 31, 2013, the Purchase Plan and the 2009 Incentive Plan were the only compensation plans under which securities of the Company were authorized for grant. These plans, including amendments thereto, were approved by our stockholders. The Company does not have any equity plans that have not been approved by stockholders. The following table provides information as of December 31, 2013 regarding the Company’s existing and predecessor plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,932,771	(2)	$9.45	(3)	5,168,727	(4)

(1)	As of September 30, 2014, 2,965,258 shares of common stock were issuable upon exercise of outstanding options with a weighted-average exercise price of $6.62. As of that date, there were outstanding restricted stock awards for 1,871,638 shares. No warrants or rights were outstanding as of that date.
(2)	The 1,112,035 shares issuable upon vesting of outstanding restricted stock units are excluded.
(3)	As of September 30, 2014, the weighted-average term of the outstanding options was 4.21 years. No warrants or rights were outstanding as of that date.
(4)	Represents shares available for future issuance under the 2009 Incentive Plan and the Purchase Plan. As of December 31, 2013, there were 3,668,595 shares of our common stock available for issuance under the 2009 Incentive Plan and 1,500,132 shares of our common stock available for issuance under the Purchase Plan. As of September 30, 2014, there were 2,311,576 shares of our common stock available for issuance under the 2009 Incentive Plan and 1,500,132 shares of common stock available under the Purchase Plan.

In connection with the Financing, the Company unreserved 1,651,455 shares of common stock previously approved for issuance pursuant to the Company’s 2009 Incentive Plan and 1,300,000 shares of common stock previously approved for issuance pursuant to the Purchase Plan. If Proposal 1 is approved, the Company intends to return these shares to the respective plans so that they will once again be reserved for issuance thereunder.

Awards Granted to Certain Persons

As of September 30, 2014, the number of stock options and other awards under the 2009 Incentive Plan received by the following persons or groups since the inception of the 2009 Incentive Plan are as follows:

Executive	Number of Stock Options Granted	Weighted- Average per Share Exercise Price	Number of Restricted Stock Units Granted	Dollar Value of Restricted Stock Units Granted
Peter V. Leparulo(1)	557,478	$3.50	853,996	$2,795,124
Kenneth G. Leddon(2)	258,727	$4.44	370,146	$1,315,099
Robert Hadley(3)	240,903	$3.61	349,722	$1,203,777
Catherine F. Ratcliffe(4)	226,935	$3.51	346,362	$1,137,550
Slim S. Souissi	271,713	$3.50	416,478	$1,362,382
All current executive officers as a group	548,986	$3.48	832,757	$2,404,039
All current directors, who are not executive officers, as a group	860,332	$4.32	1,475,857	$4,890,023
All current employees as a group (excluding executive officers)	255,006	$7.33	783,811	$2,883,289

(1)	On June 13, 2014, the Board replaced Mr. Leparulo as Chief Executive Officer.
(2)	Mr. Leddon resigned from his position as Chief Financial Officer effective as of May 31, 2014.

(3)	Mr. Hadley resigned from his position as Chief Marketing Officer effective as of July 11, 2014.
(4)	Ms. Ratcliffe left her positions as Senior Vice President of Business Affairs, General Counsel and Secretary effective as of July 11, 2014.

New Plan Benefits

Because benefits under the 2009 Incentive Plan depend upon the Board’s actions, the market value of the shares of our common stock in the future and/or the future performance of the Company, it is not possible to determine the value of the benefits that will be received by participants in the 2009 Incentive Plan with respect to any awards made in the future. Benefits under the 2009 Incentive Plan will, however, be subject to the limits described above under “—Award Limits.”

Potential Effects of Proposal 3

Approval of Proposal 3 will enable the Company to: (i) pay portions of the 2014 bonus compensation due to employees, if any, with equity rather than cash; (ii) provide annual equity awards to existing employees; (iii) pay portions of salary and bonus compensation to executives, and retainers and other compensation to members of the Board, with equity rather than cash; and (iv) grant equity awards to new employees, including potentially meaningful upfront grants to principals who may be hired as part of future acquisitions. If Proposal 3 is not approved, the Company may not have sufficient stock issuable under the 2009 Incentive Plan to satisfy these requirements and may need to pay significant portions of such compensation and earned bonuses in cash.

Recommendation and Vote Required

The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Special Meeting, is required to approve the amendment of the 2009 Incentive Plan. Because abstentions are counted as present for purposes of the vote on this matter but are not votes FOR this proposal, they have the same effect as votes AGAINST this proposal. Broker non-votes will not have any effect on this proposal.

The Board recommends a vote “FOR” Proposal 3.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We are required, by SEC rules, to include a “Compensation of Directors and Executive Officers” section in this Proxy Statement because we are soliciting stockholder approval of an amendment to an employee equity compensation plan in Proposal 3. Except for minor conforming changes, and the addition of the section entitled “Recent Developments,” the following disclosure is substantively the same as the disclosure that appeared in the proxy statement for our 2014 Annual Meeting of Stockholders which was filed with the SEC on April 30, 2014.

Recent Developments

The Company has experienced a number of recent board and management changes including, without limitation, the following:

•

On April 29, 2014, the Board appointed Alex Mashinsky and Richard A. Karp to serve as members of the Board, it separated the positions of Chairman of the Board and Chief Executive Officer, it removed Peter Leparulo from his position as Executive Chairman and it appointed Sue Swenson to serve as the independent Chairman of the Board. For additional information, see the Company’s Current Report on Form 8-K which was filed with the SEC on May 6, 2014.

•	Effective as of May 31, 2014, Kenneth Leddon resigned from his position as Chief Financial Officer of the Company.

•

Effective June 13, 2014, the Board replaced Peter Leparulo as Chief Executive Officer of the Company, Mr. Mashinsky became the interim Chief Executive Officer of the Company and Slim S. Souissi became the President and Chief Operating Officer of the Company. For additional information, see the Company’s Current Report on Form 8-K which was filed with the SEC on June 16, 2014. The Company subsequently entered into an employment agreement with Mr. Mashinsky which is described in the Company’s Current Report on Form 8-K which was filed on August 6, 2014. Mr. Leparulo continues to serve as a member of the Board.

•

Effective July 11, 2014, Robert M. Hadley resigned from his position as Chief Marketing Officer of the Company and Catherine Ratcliffe left her positions as Senior Vice President of Business Affairs, General Counsel and Secretary.

•	General John Wakelin retired from his position on the Board effective as of August 3, 2014.

•

On September 2, 2014, the Board appointed Michael Newman to serve as Executive Vice President and Chief Financial Officer of the Company and entered into an offer letter agreement with Mr. Newman. For additional information, see the Company’s Current Report on Form 8-K which was filed with the SEC on September 4, 2014.

Compensation Discussion and Analysis

Overview

Decisions with respect to compensation for our executive officers, including our chief executive officer, are made by the Compensation Committee of the Board (the “Compensation Committee” or the “Committee”). The following discussion and analysis is focused primarily on the compensation for our executive officers, with additional detail provided for our named executive officers. Our “named executive officers” are our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for 2013. The compensation of our named executive officers is presented in the tables and related information and discussed under “Executive Compensation” following this section, beginning on page 34.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our executive officers, the Compensation Committee is guided by a pay-for-performance philosophy. The Compensation Committee believes that a significant portion of each executive’s total compensation opportunity should vary with achievement of the Company’s annual and long-term financial, operational and strategic goals. In designing the compensation program for our executive officers, the Compensation Committee seeks to achieve the following key objectives:

•	Motivate Executives. The compensation program should encourage our executive officers to achieve the Company’s annual and long-term goals.

•

Alignment with Stockholders. The compensation program should align the interests of our executives with those of our stockholders, promoting actions that will have a positive impact on total stockholder return over the long term.

•

Attract and Retain Talented Executives. The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that we are able to attract and retain executives while maintaining an appropriate cost structure for the Company.

Committee’s Role in Establishing Compensation

Our Compensation Committee is currently comprised of Mr. James Ledwith, Ms. Swenson and Mr. Karp (who was appointed to serve on the Compensation Committee after the resignation of Gen. Wakelin), all of whom are independent directors under the Code and the rules of The NASDAQ Stock Market LLC and the SEC. The Compensation Committee makes all compensation decisions for our executive officers, including grants of equity awards. The Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly and reasonably compensated based upon their performance and contribution to the Company’s growth and profitability, and it seeks to make compensation decisions that support our compensation philosophy and objectives. The agenda for meetings of the Compensation Committee is determined by its Chairman, with the assistance of our Chief Financial Officer, who has responsibility for human resources and compensation matters for non-executive employees of the Company.

The Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee engaged Meridian, to provide advice on compensation matters for executive officers and non-management directors for 2013. The compensation consultant’s role is to provide independent third-party advice to assist the Compensation Committee in evaluating and designing our executive compensation policies and programs, including:

•	providing recommendations regarding the composition of our comparator group, as described below;

•

reviewing and assisting with recommendations regarding current executive compensation levels relative to the market and our performance, including with respect to the retention and promotion of executive officers;

•	advising on trends in executive compensation, including best practices; and

•

advising on aligning pay and performance. The Compensation Committee is responsible for reviewing fees paid to compensation consultants to ensure that the consultants maintain their objectivity and independence when rendering advice to the Committee regarding executive compensation matters.

Management’s Role in Establishing Compensation

Our Chief Executive Officer and our Chief Financial Officer attend some Compensation Committee meetings to discuss matters under consideration by the Committee and to answer questions regarding those matters. The Compensation Committee also regularly meets in executive session without any members of management present.

The Compensation Committee members hold discussions with our Chief Executive Officer concerning the compensation for other executive officers. Our Chief Executive Officer provides his assessment of each individual’s responsibilities and contribution to the Company’s results and potential for future contributions to the Company’s success. The Compensation Committee considers this input, but has final authority to set the compensation amounts for all executive officers in its discretion. The Committee discusses proposals for our Chief Executive Officer’s compensation package with him but always makes final decisions regarding his compensation when he is not present. The Compensation Committee also reviews market data and other relevant information provided by the compensation consultant when considering competitive and market factors in compensation, elements of compensation packages and possible changes to the compensation of our executive officers.

With oversight by the Compensation Committee, our human resources department administers our executive compensation program to implement the compensation decisions made by the Compensation Committee for our executive officers.

Consideration of 2013 Stockholder Advisory Vote

At our 2013 Annual Meeting of Stockholders, we held an advisory “say-on-pay” vote on the compensation of our named executive officers. Our stockholders approved the compensation of our named executive officers, with over 90% of shares cast voting in favor of the say-on-pay proposal. As we evaluated our compensation practices and talent needs throughout 2013, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our financial, operational and strategic goals and in support of enhancing stockholder value. As a result, the Compensation Committee decided to retain our general approach with respect to our executive compensation program, with an emphasis on delivering short and long-term incentive compensation that rewards our most senior executives based on achievement of financial, operational and strategic goals and with a view to enhancing stockholder value. We did make a change in the short term incentive program by including, for the first time, quarterly Company performance goals as well as the annual performance goals, both Company-wide and on an individual basis, that had been features of the plan in prior years. The Compensation Committee believed there were specific short-term goals that it wanted to provide an incentive to achieve as part of the Company’s overall performance for the entire year. For example, the growth of revenue in the Company’s machine-to-machine (“M2M”) business was determined to be an important objective for the entire Company for 2013 and, accordingly, quarterly goals for M2M revenue, increasing sequentially throughout the year, were included in the 2013 bonus plan.

Comparator Group

The Compensation Committee undertook a thorough review of the executive officer compensation during the second and third quarters of 2013. Working with its independent consultants at Meridian, the Compensation Committee assessed the Company’s executive compensation program, including base salary, total cash compensation and long-term incentive awards, with compensation paid by a comparator group of publicly traded companies compiled by Meridian. In 2012, at the Compensation Committee’s request, Meridian had conducted an independent review of the Company’s existing peer group and made recommendations regarding the composition of the peer group of companies used in the Compensation Committee’s considerations concerning executive officer compensation. At that time, Meridian recommended to the Compensation Committee that some changes be made to the Company’s existing peer group to ensure that all peer companies reflected relevant business and talent comparators and were size appropriate to the Company. The custom compensation peer group, developed by Meridian and accepted, with minor modifications, by the Compensation Committee in 2012, consisted of 24 companies. This custom compensation peer group was used by Meridian when making its Named Executive Officer Compensation Review for the Compensation Committee in August 2013.

The following companies comprised the 2013 custom compensation comparator group:

•	Avid Technology, Inc.

•	Cray Inc.

•	Datalink Corp.

•	DIGI International Inc.

•	Dot Hill Systems Corp.

•	Electronics for Imaging Inc.

•	Emulex Corp.

•	Finisar Corp.

•	Harmonic Inc.

•	InterDigital Inc.

•	Intermec Inc.

•	Newport Corp.

•	Oclaro Inc.

•	OCZ Technology Group Inc.

•	PMC-Sierra Inc.

•	Premiere Global Services Inc.

•	QLogic Corp.

•	Sierra Wireless Inc.

•	Silicon Graphics International Corp.

•	STEC Inc.

•	Super Micro Computer Inc.

•	Synaptics Inc.

•	Telecommunication Systems

•	United Online Inc.

Review of Compensation Program

In developing an annual compensation program for our executive officers, the Compensation Committee typically considers the following three main factors.

•

Market Competitiveness. The Compensation Committee reviews market data provided by the compensation consultant to evaluate whether changes to the compensation program and pay levels of our executive officers may be appropriate. The Compensation Committee generally seeks to compensate our executive officers by using median compensation levels of the closest corresponding executive positions among our comparator group companies as a data point in determining target pay opportunities.

•

Internal Equity. The Compensation Committee considers the level of total compensation opportunity for the executive officers in relation to one another to ensure that each executive’s contribution to Company performance is appropriately reflected.

•

Individual Performance. The Compensation Committee considers each individual executive’s experience serving in his or her position and the potential for the executive to expand responsibilities and increase contributions to the Company.

Executive Compensation Programs and Policies

The components of our executive compensation program typically provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	broad-based employee benefits; and

•	severance and change-in-control benefits.

The Compensation Committee typically allocates a significant percentage of the total compensation for our executive officers to annual and long-term incentives as a result of the compensation philosophy and objectives described above. In evaluating the levels of total compensation, the Compensation Committee reviews tally sheets for each executive officer. The tally sheets detail current and historical compensation for each officer, including target and actual base and bonus compensation, equity grants and other benefits available generally to Company employees (e.g., 401(k) match and life and health insurance).

Base Salary. The base salary for each of our executive officers has historically been paid in cash and represents the fixed portion of his or her total compensation. Base salary compensation is intended to provide a reliable source of income for our executive officers, an important part of retaining our executive officers, and is not subject to the variability of the annual incentive compensation and long-term equity incentive components of our executive compensation programs. The base salary for each of our executive officers is generally reviewed by the Compensation Committee annually. Base salaries are determined on the basis of the factors described above, as well as management responsibilities, level of experience and individual contributions to the Company. Recently, due to cash constraints experienced by the Company, certain executive officers of the Company have agreed to accept restricted stock units in substitution for a portion of their base salary.

Annual Incentive Compensation. The Compensation Committee believes annual incentive compensation should be a key element of the total compensation opportunity of each executive officer. The Compensation Committee also believes that placing a portion of executive compensation at risk each year appropriately motivates executives to achieve Company and individual goals, thereby enhancing stockholder value.

The Compensation Committee establishes annually the performance metrics and goals that must be achieved for an executive officer to earn an annual incentive compensation award. In establishing performance metrics for each of our executive officers, the Compensation Committee considers both Company objectives and individual objectives. The Company objectives are based on certain financial, operational and commercial goals of the Company as set forth in our operating plan for that year. The individual objectives are established for each executive officer in light of his or her functional group responsibilities and accompanying goals and expectations.

The Compensation Committee assesses performance by comparing actual results to the performance goals established. Generally, the total potential annual target incentive award payable to any executive officer has been 50% of annual base salary (100% for our Chief Executive Officer). In approving annual incentive payouts, the Compensation Committee may apply discretion to the amounts that otherwise would be payable based upon Company and individual performance, subject to the maximum awards payable. For financial and revenue goals in incentive plans, there may be threshold minimum levels that must be achieved before any payments will be made for such goals. In addition, for these types of goals, there may be over-achievement levels specified up to a maximum amount payable if these goals are over-achieved. In 2013, with the introduction of quarterly performance goals, the Compensation Committee evaluated the established quarterly goals in the plan for a completed quarter against the actual achievements and results to determine which, if any, performance goals were met. If goals were over-achieved in a particular quarter, the Compensation Committee had the discretion to defer any payment for the over-achievement portion so that the overall achievement of the specific goal could be evaluated on the full year’s results.

Long-Term Incentive Compensation. Long-term incentive awards are granted to our executive officers under our 2009 Incentive Plan, which was approved by our stockholders in June 2009. These awards are intended to align the interests of management with those of our stockholders and are intended as a long-term incentive for future performance. This incentive plan is administered by the Compensation Committee.

Our 2009 Incentive Plan provides for grants of both equity and cash awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, annual incentive awards, performance shares, performance units and other forms of awards. The availability of these various types of equity and cash awards affords the Compensation Committee the flexibility to design long-term incentive awards that are responsive to our business needs and advance our interests and long-term success. To date, only stock options and restricted stock units have been granted under the incentive compensation plan. The Compensation Committee believes these forms of equity grants motivate employees and align their interests with the Company’s stockholders. The Compensation Committee also believes that conserving the Company’s cash is important and has not made any cash awards under the 2009 Incentive Plan.

The Compensation Committee views equity incentive awards as a means to encourage management retention because these awards vest over a specified period of time. The Compensation Committee typically consults with its compensation consultants regarding equity awards to the Company’s executive officers and considers the level of total compensation opportunity for the executive officers in relation to one another. The Compensation Committee has historically granted the executive officers a mix of stock option and restricted stock unit awards. When making equity incentive award decisions, the Compensation Committee does not consider existing ownership levels because the Committee does not want to discourage our executive officers from holding significant amounts of our common stock. In 2012 and 2013, the Company’s equity plan had limited share availability and the Compensation Committee reduced the size of the equity awards for the named executive officers. The economic value of the equity awards made in both years was less than the target value of the equity component in the compensation program developed by the Compensation Committee over the course of several years.

The Compensation Committee has adopted an equity granting policy that provides for grants to be made on a specific date each year to our executive officers and independent directors. The Compensation Committee determines the amount and form of the equity to be granted to each individual or uses an established formula for these awards which are then made later on the specific date.

Anti-hedging and Pledging Policy. The Company’s Insider Trading Policy prohibits any pledging or hedging activities in the Company’s stock by the Company’s executive officers, members of the Board and certain other Company employees. The prohibited activities include any pledge of Company stock as well as transactions such as short sales, puts or calls.

Employee Benefits. We do not provide our executive officers or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all of our U.S. employees who meet certain eligibility requirements. We currently match up to the first 4% of eligible compensation that a participant contributes to the plan each year, subject to limitations under applicable law. Company matching contributions vest over a two-year period. However, after an executive officer or other employee completes two years of service with the Company, all matching contributions are fully vested.

Except as described below, we provide health, life and other insurance benefits to our executive officers on the same basis as our other full-time employees. All of our U.S. employees are enrolled in our group disability and life insurance plans. Each of our executive officers is entitled to receive a life insurance benefit upon his or her death equal to two times his or her annual base salary in effect on the date of death, up to a maximum benefit of $500,000. Each of our other salaried employees is entitled to a life insurance benefit equal to two times his or her annual base salary in effect on the date of death, up to a maximum benefit of $300,000.

All of our employees, including our executive officers, are eligible to participate in our Purchase Plan, which has been designed to comply with Section 423 of the Code. The Compensation Committee believes that the Purchase Plan encourages employees, including our executive officers, to increase their ownership in the Company and further aligns their economic interests with those of our stockholders. The plan is designed to appeal primarily to non-executive employees and is not intended to be a meaningful element of our executive compensation program.

We do not provide other perquisites or personal benefits to our executive officers. The Compensation Committee believes that this policy is consistent with its pay-for-performance philosophy. We also do not provide any additional cash compensation to our executive officers to reimburse them for any income tax liability (with the exception of certain circumstances following a change in control) that may arise and become due and payable as a result of their receipt of any cash or equity compensation or benefits.

Severance and Change in Control Benefits. In November 2007, we entered into an employment agreement with Peter V. Leparulo, who was then our Executive Chairman and subsequently served as our Chief Executive Officer. The agreement provides for a minimum annual base salary and annual and long-term incentive compensation opportunities, as well as severance and other benefits. For additional information about the terms of this employment agreement, see “Executive Compensation—Employment Agreement,” beginning on page 35. For additional information about the severance benefits provided under this agreement, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Employment Agreement,” beginning on page 37. As described above, the Board replaced Mr. Leparulo as Chief Executive Officer in June 2014.

We have not entered into employment agreements with any of the other named executive officers listed in this Proxy Statement. However, we have historically provided all of our executive officers with severance benefits in the event of a termination of employment in connection with a change in control of the Company. The severance benefits are intended to assist us in attracting and retaining talented executives. In addition, the change-in-control benefits are intended to ensure that these executive officers are able, as a practical matter, to evaluate any potential change-in-control transaction objectively and to encourage these executives to remain employed by the Company in the event a change in control becomes a real possibility. For additional information, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Severance Agreements,” beginning on page 39.

For information with respect to the employment agreement that was recently entered into with Mr. Mashinsky, the Company’s interim Chief Executive Officer, see the Company’s Current Report on Form 8-K which was filed on August 6, 2014. For information with respect to the offer letter that was recently entered into with Mr. Newman, the Company’s Executive Vice President and Chief Financial Officer, see the Company’s Current Report on Form 8-K which was filed on August 6, 2014.

Internal Revenue Code Section 162(m). Section 162(m) of the Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.”

In reviewing our executive compensation program, the Compensation Committee considers the anticipated tax treatment to the Company and our executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Committee’s control. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.

2013 Compensation

Base Salaries. During the course of several meetings in the second and third quarters of 2013, the Compensation Committee reviewed information from the comparator group. The market data demonstrated that the base salaries, as well as the total compensation (both target and actual compensation), of the Company’s executive officers generally fell below the median and 25th percentile of the comparable positions in the comparator group.

After evaluating the data from the comparator group, discussing the service and performance of the executive officers as well as the goals and objectives set for their performance, the assumption of additional responsibilities by some, and their roles in pursuing strategic objectives for the Company and its businesses, the Compensation Committee decided that some changes would be made to the base salaries of our executive officers. There had not been any increases made in base salaries of our executive officers in several years. For example, the base salary for the Company’s former Chief Executive Officer was negotiated as part of his employment agreement in 2007 and had not changed since then, see “Executive Compensation—Employment Agreement,” and the salary of Company’s former Chief Financial Officer had not changed since he joined the Company in January 2008. The Compensation Committee decided to implement changes to the base salaries of the Company’s named executive officers with increases ranging from approximately five to fifteen percent. These changes were made effective on November 1, 2013.

Annual Incentive Compensation. In March 2013, the Compensation Committee adopted the 2013 Incentive Plan applicable to the Company’s executive officers for the fiscal year ending December 31, 2013. Under the terms of the plan, each executive officer was eligible to receive discretionary cash bonus awards from the Company in a total dollar amount equal to a percentage of his or her annual base salary. The plan contained company-wide performance goals, two of which were measured and payable quarterly and one of which was assessed on an annual basis after completion of the fiscal year. The plan also included individual performance goals that were to be assessed at the end of the fiscal year. The award of the quarterly bonuses were subject to the achievement of operational and commercial milestones and two Company-wide financial goals: the Company’s consolidated revenue and revenue from its M2M business. The plan included an annual Company-wide financial goal (an adjusted EBITDA target) as well as individual performance goals established for each executive officer. The individual performance goals established were principally qualitative rather than quantitative.

The target awards for the 2013 fiscal year, as a percentage of base salary, were 100% for the Company’s former Chief Executive Officer and 50% for all other executive officers. The percentage target for the Company’s former Chief Executive Officer was negotiated as part of his employment agreement, see “Executive Compensation—Employment Agreement.” The percentage targets for the other executive officers were established by the Compensation Committee in consultation with Meridian several years ago as part of a broad review of executive compensation programs and the Compensation Committee believes the targets continue to provide a competitive annual incentive opportunity and promote internal equity within the executive team. Each executive officer was eligible to earn up to 80% of the target award if the Company performance goals were achieved and up to 20% of the target award if the executive officer achieved his or her own individual goals. The Compensation Committee believed that this mix of Company-wide and individual goals was appropriate in motivating the executive officers to achieve important business objectives of the Company while also recognizing each executive’s individual contributions during the year. The Company performance goals were divided into quarterly and annual goals. The quarterly components were measured following the end of each respective quarter and, if applicable, paid thereafter. The annual components of the bonuses were to be determined and paid following the end of the Company’s 2013 fiscal year upon the approval of the Compensation Committee in its sole discretion. In approving the payment of awards under the plan, the Compensation Committee reserved discretion to increase or decrease the amounts that otherwise would be payable based upon the achievement of the Company and individual performance goals.

When designing the 2013 bonus plan, the Compensation Committee established four components of the Company-wide financial goals as follows:

Performance Goal	Percentage of Overall Company Performance Goal	Payout Period
Adjusted EBITDA	15%	Annual
Consolidated Revenue	25%	Quarterly
M2M Revenue	40%	Quarterly
Corporate Objective Metrics	20%	Quarterly

The first component is based on the Company’s earnings before interest, taxes, depreciation and amortization, or EBITDA, for the fiscal year ended December 31, 2013. For purposes of the EBITDA performance goal, share-based compensation expense was added back to EBITDA and was further adjusted, if necessary, to reflect the aggregate dollar amount of the incentive award payments. EBITDA, as so adjusted, is referred to herein as “Adjusted EBITDA.” The Compensation Committee selected this metric because it believed that EBITDA is an industry-accepted measure of performance and demonstrates the Company’s performance and ability to reinvest in its business. The Compensation Committee approved a matrix in which greater Adjusted EBITDA corresponded to higher levels of goal achievement. To achieve 100% of the EBITDA performance goal, the Company had to achieve Adjusted EBITDA of $3,144,000; however, the matrix provided opportunities for partial achievement (e.g., 90%) and overachievement (e.g., 110%) of this goal at specified Adjusted EBITDA levels. To achieve 100% of the quarterly consolidated revenue goals, the Company had to achieve revenue for the fiscal quarters as follows: $94,200,000 in the first quarter, $92,434,000 in the second quarter, $87,689,000 in the third quarter and $100,464,000 in the fourth quarter; however, as was done with the EBITDA goal, the matrix provided a sliding scale of achievement and payout opportunities for partial achievement (e.g., 90%) and overachievement (e.g., 110%) of the quarterly revenue goals. The Compensation Committee chose the revenue goals because it believed that revenue is an important measure of the Company’s financial performance. To achieve 100% of the quarterly M2M revenue goals the Company had to achieve revenue from its M2M business for the fiscal quarters as follows: $9,200,000 in the first quarter, $9,749,000 in the second quarter, $11,493,000 in the third quarter and $18,701,000 in the fourth quarter, however, as was done with the other financial goals, the matrix provided a sliding scale of achievement and payout opportunities for partial achievement (e.g., 90%) and overachievement (e.g., 110%) of the M2M revenue goals. The Compensation Committee selected the M2M revenue goal for 2013 because it believed the growth of the M2M business was a significant feature of the Company’s long term strategic plan. A minimum threshold had to be met or exceeded for each of the three financial components before any bonus payments would be made with respect to that component.

The quarterly operational and commercial performance goals in the 2013 plan included three key performance metrics from the Company’s operating plan for 2013: on-time product development and delivery (7%), customer acquisition (7%) and progress on software initiatives (6%). Within each of these categories, there were specific quarterly objectives or milestones set. If these quarterly operational goals were fully achieved each quarter all year, they would constitute 20% of the Company performance goal. The Company’s operating plan is developed by the Company’s management team and presented and discussed with the Board. These quarterly performance metrics were selected by the Compensation Committee because it believed achieving these operational and commercial goals would improve the Company’s business, increase stockholder value and contribute positively to the longer term strategic goals of the Company.

The Company financial and performance goals in the bonus plan for executive officers were also used in the bonus plan for non-executive employees throughout the Company.

In June 2013, the Compensation Committee reviewed the results achieved in the first quarter of the year against the financial targets and operational and commercial goals in the bonus plan for that period. The Compensation Committee determined that the consolidated revenue goal had been achieved at the 91% level, the M2M revenue goal had been overachieved (112%) but would be paid at the 100% achievement level and that the operational and performance goals had been achieved at the 95% level for the quarter, resulting in a total payout of 78%. In August 2013, the Compensation Committee assessed the Company’s results against the specified targets and goals for the second quarter. The Compensation Committee found that 99% of the consolidated revenue goal was met, the M2M revenue goal had been overachieved (106%), but would be paid at the 100% level and that 100% of the operational and commercial goals had been achieved. This performance resulted in a total payout of 82% of the potential bonus amount for the quarter. In December 2013, the Compensation Committee reviewed the results from the third quarter against the targets and goals in the bonus plan for that quarter and determined that the consolidated revenue goal had been over-achieved (106%), but would be paid at the 100% level, the M2M revenue was below the threshold for any payment (75% achievement against a threshold of 80%) and the operational and commercial goals had been achieved at an 85% level, resulting in an overall payout at 42%. In January 2014, the Compensation Committee evaluated the results of the fourth quarter and determined that neither of the financial targets in the bonus plan for the fourth quarter had been achieved at the threshold level for any award (consolidated revenue was at 65% of goal and M2M revenue was at 45% of goal) and that the annual financial target had also not been achieved at the minimum level set in the plan (an Adjusted EBDITA loss of $(1,253,000) against a threshold goal of $144,000 of Adjusted EBITDA).

In January 2014, the then-current executive officers advised the Compensation Committee that they wanted to waive consideration of any further awards under the 2013 Incentive Plan. The Compensation Committee accepted this proposal and no awards were considered for such executive officers for their individual performance during 2013 or the operational and commercial components for the fourth quarter of the 2013 Incentive Plan. The actual bonus amounts awarded to our named executive officers under the 2013 bonus plan are set forth below (as described above, these individuals, with the exception of Dr. Souissi, are no longer employed by the Company).

Executive	Base Salary(1)	Bonus Target Amount	2013 Actual Bonus Amount	2013 Actual Bonus Amount (as a Percentage of Target)
Peter Leparulo	$462,000	$462,000	$186,648	40.4%
Kenneth Leddon	$285,000	$142,500	$57,500	40.4%
Robert Hadley	$285,000	$142,500	$57,500	40.4%
Catherine Ratcliffe	$270,000	$135,000	$54,540	40.4%
Slim Souissi	$300,000	$150,000	$60,600	40.4%

(1)	These amounts do not reflect the base salary changes made effective November 1, 2013, because no bonus payments were made after that date

Long-Term Incentive Compensation. In the first quarter of 2013, the Compensation Committee considered several scenarios to address long-term equity compensation. As part of its consideration, the Compensation Committee reviewed the equity grants of the previous several years in the context of the compensation program that had been developed over time by the Compensation Committee. In 2011, the Compensation Committee had considered the benchmarking data with regard to its direct peer and general industry group, accounting impacts on earnings, the former Chief Executive Officer’s recommendations with respect to all executive officers other than himself, the Compensation Committee’s own evaluations of the individual contribution and performance of each of the executive officers and previous equity awards to the executive officers. The result of these considerations were equity awards for each named executive officer with an economic value that was equal to a specified percentage of such officer’s base salary (ranging from 130-200%). These percentages were aligned with the equity awards that had been made in several previous years to the executive officers.

In March 2012, the Compensation Committee determined that there were not enough shares available in the Company’s 2009 Incentive Plan to make equity grants delivering these economic values to the named executive officers while maintaining share availability for other purposes such as equity grants to non-executive employees and new employees. The Compensation Committee considered information on burn rate and projections on possible share usage for other purposes, consulted with its compensation consultant and reviewed various models for possible equity grants. Considering all these factors and because preserving share availability under the 2009 Incentive Plan for other purposes was important, the Compensation Committee concluded that each of the named executive officers would be awarded long-term equity grants in March 2012 in the same share amounts and form as they had received in 2011 even though the economic value of such grants was less than the awards made in 2011. This decision was consistent with the recommendation of the compensation consultant.

During a series of meetings in the first quarter of 2013, the Compensation Committee studied several models provided by Meridian setting forth various equity grant formulas that could be implemented. The Compensation Committee looked at projections of share pool usage, burn rate, employee turnover, forfeiture rates and other assumptions made in each model. The Committee members also considered retention tools and incentives and alignment with stockholders’ interests and related matters. The Compensation Committee discussed the impact of the variable stock prices on equity grants and noted that equity grants in accordance with the economic formulae recommended by the compensation consultants engaged by the Compensation Committee several years ago for the executive officer grants (as well as for the independent directors) had not been possible since 2011 because of share pool constraints. The Compensation Committee also discussed the need to preserve the available shares in the equity plan for use with existing and new non-executive employees at the Company. The Compensation Committee decided to make the equity awards to the executive officers in stock options rather than a mix of stock options and restricted units that had been used in previous years. The Compensation Committee made the decision to grant equity in this form because they believed that stock options would provide a greater incentive to the executive officers and be a more effective retention tool than an award of restricted stock units.

The following table sets forth the target award and actual award (as a percentage of base salary), the economic value (at the time of grant) of the long-term equity incentive award granted to each of our named executive officers in March 2013, as well as the number of stock options and restricted stock units granted to each named executive officer (as described above, these individuals, with the exception of Dr. Souissi, are no longer employed by the Company).

Executive	Target Award as a Percentage of Base Salary	Actual Award as a Percentage of Base Salary	Economic Value of Award at Time of Grant	Number of Stock Options	Number of Restricted Stock Units
Peter V. Leparulo	200%	41%	$189,000	154,000	0
Kenneth G. Leddon	130	27	77,805	61,750	0
Robert Hadley	150	32	89,775	71,250	0
Catherine F. Ratcliffe	140	29	79,380	63,000	0
Slim S. Souissi	150	32	94,500	75,000	0

The stock option awards vest over a three-year period, with one-third vesting on the first anniversary of the grant date and the remainder vesting ratably on a monthly basis thereafter through the third anniversary of the grant date. The Compensation Committee approved equity awards with time-based vesting to create a significant incentive for our executive officers to be employed by the Company for at least three years after the date of grant.

Executive Compensation

The following executive compensation tables and related information are intended to be read with the more detailed disclosure regarding our executive compensation program presented under “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers (as described above, these individuals, with the exception of Dr. Souissi, are no longer employed by the Company):

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Peter V. Leparulo	2013	$473,333	$0	$184,215	$186,648	$10,734	$854,930
Former Chief Executive Officer	2012	462,000	517,889	111,065	210,000	10,534	1,311,488
	2011	462,000	820,492	189,573	187,572	10,400	1,670,037

Kenneth G. Leddon	2013	291,667	0	73,865	57,570	10,734	433,836
Former Senior Vice President and Chief Financial Officer	2012	285,000	207,659	44,534	62,415	10,534	610,142
	2011	285,000	328,995	76,013	57,855	10,400	758,263

Robert Hadley	2013	287,500	0	85,229	57,570	10,734	441,033
Former Chief Marketing Officer	2012	285,000	239,606	51,385	62,415	10,534	648,940
	2011	285,000	379,609	87,707	57,855	10,400	820,571

Catherine F. Ratcliffe	2013	275,833	0	75,361	54,540	10,734	416,468
Former Senior Vice President of Business Affairs, General Counsel and Secretary	2012	270,000	211,863	45,436	59,130	10,534	596,963
	2011	270,000	335,655	77,553	54,810	10,400	748,418

Slim S. Souissi	2012	307,500	0	89,715	60,600	10,734	468,549
President and Chief Operating Officer	2011	300,000	252,217	54,089	65,700	10,534	682,540
	2010	300,000	399,589	92,323	60,900	10,400	863,212

(1)	The amounts in these columns reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 6, “Stock Incentive and Employee Stock Purchase Plans” in the Company’s Form 10-K for the year ended December 31, 2013.
(2)	Represents cash awards for the Company performance portion of our annual incentive compensation plan. The threshold, target and maximum amounts for each named executive officer’s fiscal 2013 incentive opportunity are reported in the “Grants of Plan-Based Awards Table” below.
(3)	For 2013, the amounts shown represent Company matching contributions under our 401(k) plan and life insurance premiums paid by the Company.

Grants of Plan-Based Awards

The following table sets forth information regarding the Company’s grants of plan-based awards to named executive officers during 2013 under the Company’s annual incentive plan and 2009 Incentive Plan (as described above, these individuals, with the exception of Dr. Souissi, are no longer employed by the Company). In this table, the annual incentive plan is abbreviated as “AIP” and awards under the 2009 Incentive Plan are abbreviated as “RSU” for restricted stock unit awards and “SOA” for stock option awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards
Name	Award Type	Grant Date	Threshold	Target	Maximum
Peter Leparulo	AIP	3/4/2013	$217,140	$462,000	$924,000
	SOA	3/4/2013				154,000	$2.10	184,215
Kenneth Leddon	AIP	3/4/2013	66,975	142,500	285,000
	SOA	3/4/2013				61,750	2.10	73,865
Robert Hadley	AIP	3/4/2013	66,975	142,500	285,000
	SOA	3/4/2013				71,250	2.10	85,229
Catherine Ratcliffe	AIP	3/4/2013	63,450	135,000	270,000
	SOA	3/4/2013				63,000	2.10	75,361
Slim Souissi	AIP	3/4/2013	70,500	150,000	300,000
	SOA	3/4/2013				75,000	2.10	89,715

(1)	Represents the potential payout for awards granted under the Company’s annual incentive plan. These awards were subject to the attainment of certain performance goals. The performance goals and target award multiples for determining the payout are described under “Compensation, Discussion and Analysis—Annual Incentive Compensation.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents stock options granted under the Company’s 2009 Incentive Plan. Stock options vest over a three-year period, with one-third vesting on the first anniversary of the grant date and the remainder vesting ratably on a monthly basis thereafter through the third anniversary of the grant date.

Employment Agreement

In November 2007, we entered into an employment agreement with Mr. Leparulo, who was then our Executive Chairman and subsequently served as our Chief Executive Officer, for an initial term of three years. The agreement provided Mr. Leparulo with an annual base salary of not less than $462,000. The amount of his base salary was increased for the first time under the agreement, effective November 1, 2013, to $530,000. Mr. Leparulo was eligible to receive annual incentive compensation equal to at least 100% of his base salary, based on the achievement of performance goals established by the Board or Compensation Committee. Mr. Leparulo was also entitled to annual equity grants consistent with competitive pay practices generally and appropriate relative to awards made to our other executive officers. Mr. Leparulo was entitled to a $1,000,000 executive term life insurance policy and was entitled to designate the beneficiary of the policy. He was also eligible to participate in our employee benefits plans and programs. For a description of the severance benefits provided under this agreement and our other severance agreements, see “—Potential Payments Upon Termination or Change in Control—Employment Agreement.”

As previously disclosed, the Board removed Mr. Leparulo from his position as Chairman in April 2014 and replaced Mr. Leparulo as Chief Executive Officer of the Company in June 2014. Mr. Leparulo is entitled to receive severance benefits for termination of employment for any reason other than for cause as provided in his employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2013 (as described above, these individuals, with the exception of Dr. Souissi, are no longer employed by the Company).

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested		Market Value Units That have not vested(1)
Peter V. Leparulo
	350,000	0		$16.27	4/29/2014
	200,000	0		$11.04	3/7/2015
	210,000	0		$5.51	3/13/2019
	110,791	0		$6.95	3/11/2020
	45,524	10,989	(2)	$5.45	7/1/2021
	32,966	23,547	(3)	$3.44	3/8/2022
	0	154,000	(4)	$2.10	3/4/2023
						50,183	(5)	$118,934
						100,366	(6)	$237,867
Kenneth G. Leddon	64,773	0		$5.51	3/13/2019
	30,114	0		$11.83	10/20/2019
	44,424	0		$6.95	3/11/2020
	18,254	4,406	(2)	$5.45	7/1/2021
	13,219	9,441	(3)	$3.44	3/8/2022
	0	61,750	(4)	$2.10	3/4/2023
						20,122	(5)	$47,689
						40,244	(6)	$95,378
Robert M. Hadley	60,227	0		$5.51	3/13/2019
	51,259	0		$6.95	3/11/2020
	21,062	5,084	(2)	$5.45	7/1/2021
	15,252	10,894	(3)	$3.44	3/8/2022
	0	72,250	(4)	$2.10	3/4/2023
						23,218	(5)	$55,027
						46,436	(6)	$110,053
Catherine F. Ratcliffe	60,000	0		$15.43	5/12/2014
	50,000	0		$18.78	7/26/2014
	63,984	0		$11.04	3/7/2015
	27,000	0		$10.40	1/5/2017
	59,901	0		$5.51	3/13/2019
	45,324	0		$6.95	3/11/2020
	18,624	4,495	(2)	$5.45	7/1/2021
	13,487	9,632	(3)	$3.44	3/8/2022
	0	63,000	(4)	$2.10	3/4/2023
						20,530	(5)	$48,656
						41,059	(6)	$97,310
Slim S. Souissi
	25,000	0		$16.27	4/29/2014
	21,333	0		$11.04	3/7/2015
	30,000	0		$10.40	1/5/2017
	102,273	0		$5.51	3/13/2019
	53,957	0		$6.95	3/11/2020
	22,171	5,351	(2)	$5.45	7/1/2021
	16,055	11,467	(3)	$3.44	3/8/2022
	0	75,000	(4)	$2.10	3/4/2023
						24,440	(5)	$57,923
						48,880	(6)	$115,846

(1)	Based upon a market value per share of $2.37, the closing price of our stock on December 31, 2013.
(2)	Option vested as to one-third of the shares of common stock underlying the option on July 1, 2012 and the remaining two-thirds vest ratably on a monthly basis thereafter until fully vested on July 1, 2014.
(3)	Option vested as to one-third of the shares of common stock underlying the option on March 8, 2013 and the remaining two-thirds vest ratably on a monthly basis thereafter until fully vested on March 8, 2015.
(4)	Option vested as to one-third of the shares of common stock underlying the option on March 4, 2014 and the remaining two-thirds vest ratably on a monthly basis thereafter until fully vested on March 4, 2016.
(5)	Represents restricted stock units, of which one-third vested on July 1, 2012, one-third vested on July 1, 2013 and one-third will vest on July 1, 2014.
(6)	Represents restricted stock units, of which one-third vested on March 8, 2013, one-third vested on March 8, 2014 and one-third will vest on March 8, 2015.

Option Exercises and Stock Vested

The following table sets forth information regarding the vesting of restricted stock unit awards for each of the named executive officers during 2013.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Peter V. Leparulo	124,967	$360,799
Kenneth G. Leddon	50,109	144,672
Robert Hadley	57,817	166,928
Catherine F. Ratcliffe	51,122	147,597
Slim S. Souissi	60,860	175,713

(1)	Represents the number of shares of restricted stock vested multiplied by the closing price of our common stock on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

We have historically provided severance benefits to our named executive officers, in the event the executive’s employment is terminated under certain circumstances following a change in control of the Company. We provided these benefits to Mr. Leparulo under an employment agreement and to each of Mr. Hadley, Mr. Leddon, Ms. Ratcliffe and Dr. Souissi under severance agreements. We also provided severance benefits unrelated to a change in control to Mr. Leparulo under his employment agreement. A description of the severance benefits payable under these agreements is set forth below.

Employment Agreement. Our employment agreement with Mr. Leparulo provided for payments and benefits to him in the event there was a change in control of the Company or his employment was terminated under the circumstances described below. We and Mr. Leparulo agreed that retroactive to the commencement of his service as our Chief Executive Officer, the employment agreement shall be construed as also referring to his service as Chief Executive Officer. Unless clearly inappropriate in the context, every reference in the employment agreement to Mr. Leparulo’s position, authority, rights, or duties shall be construed as referring to both his Executive Chairman and Chief Executive Officer positions, authority, rights, or duties while he held both positions and, when he only held one of those positions, to that position and its authority, rights, or duties. Mr. Leparulo further agreed that the cessation of his Executive Chairman position and the appointment of a new chairman shall not constitute good reason under his employment agreement.

Termination Without Cause or for Good Reason. Mr. Leparulo is entitled to the following severance benefits if we terminated his employment without cause or if he terminated his employment for good reason:

•

a severance payment equal to two times the sum of (a) his base salary, plus (b) the greater of the annual incentive award he would have earned for the year of termination (which is deemed to be no less than his target award for the year) and his base salary multiplied by the average annual incentive award, as a percentage of base salary, for the next three most senior executive officers;

•	immediate vesting of all outstanding equity awards under our compensation plans, which awards will remain exercisable until the applicable expiration date;

•

an amount equal to his unpaid base salary earned though the date of termination, unpaid annual incentive award earned for the previous year and annual incentive award earned in the year of termination pro-rated through the date of termination;

•	outplacement services for one year, not to exceed $20,000;

•	continued participation for 24 months by Mr. Leparulo and his dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination;

•	payment for accrued vacation time; and

•	a payment equal to the amount necessary to offset any excise taxes and any related income taxes, penalties and interest.

Under the agreement, termination without cause includes termination for any reason other than:

•	willful gross misconduct, or a willful violation of a federal or state law applicable to the Company, that is materially adverse to the Company;

•	a felony conviction; or

•	a material breach of the employment agreement.

Mr. Leparulo is deemed to have terminated his employment for good reason if the termination follows:

•	a material reduction in his duties;

•	a reduction in his base salary or bonus opportunity;

•	the termination of, or a material reduction in, his employee benefits;

•	a relocation of his principal place of work by more than 40 miles;

•	our breach of the employment agreement or any other agreement with him;

•	a failure of any successor company to assume the employment agreement; or

•	a failure by our stockholders to re-elect him as a director.

Termination in Connection with a Change in Control. If we terminate Mr. Leparulo’s employment without cause within six months prior to a change in control of the Company or if he terminates his employment for any reason within one year following a change in control of the Company, he is entitled to receive the benefits listed above, except:

•	the severance payment would be determined using a multiplier of three (instead of two); and

•	the period of continued participation in our group health plan would be extended to 36 months (from 24 months).

Under the employment agreement, a change in control is defined as:

•

a merger, consolidation or similar transaction, unless the holders of our common stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	a sale of all or substantially all of the Company’s assets;

•

a change in the composition of the Board, resulting in fewer than a majority of directors who either (a) were serving as a member of the Board one year prior to the transaction or (b) were nominated or elected by a majority of the directors serving one year prior to the transaction;

•	a transaction after which an individual, entity or group owns 30% or more of the outstanding shares of our common stock; or

•	a liquidation or dissolution of the Company.

Acceleration of Equity Awards in Connection with a Change in Control. Mr. Leparulo is entitled to immediate vesting of all outstanding equity awards under our compensation plans upon a change in control of the Company.

Termination for Cause. In the event that Mr. Leparulo’s employment is terminated for cause, he is entitled to receive any earned but unpaid compensation payable to him as of the date of termination, including base salary, any annual incentive award for the prior year and any annual incentive award for the year of termination pro-rated through the date of termination.

Termination Due to Death or Disability. In the event Mr. Leparulo’s employment is terminated due to his death or disability, he or his beneficiary is entitled to receive his target annual incentive award for the year of termination plus any earned but unpaid compensation payable to him as of the date of termination, including base salary, any annual incentive award for the prior year and any annual incentive award for the year of termination pro-rated through the date of termination.

Termination Other than for Good Reason. In the event Mr. Leparulo terminates his employment other than for good reason, he is entitled to receive his target annual incentive award for the year of termination pro-rated through the date of termination, plus any earned but unpaid compensation payable to him as of the date of termination, including base salary, any annual incentive award for the prior year and any annual incentive award for the year of termination pro-rated through the date of termination.

As previously disclosed, the Board removed Mr. Leparulo from his position as Chairman in April 2014 and replaced Mr. Leparulo as Chief Executive Officer of the Company in June 2014. Mr. Leparulo is entitled to receive severance benefits for termination of employment for any reason other than for cause as provided in his employment agreement.

Severance Agreements.

Severance Agreements with Ms. Ratcliffe and Dr. Souissi. We previously entered into severance agreements with Ms. Ratcliffe and Dr. Souissi. These agreements provided for severance benefits if the executive’s employment was terminated within one year following a change in control of the Company. If the executive’s employment was terminated without cause or by the executive for good reason following a change in control of the Company, the executive was entitled to the following benefits:

•

a lump-sum severance payment equal to three times the sum of (a) the greater of the executive’s base salary for the year of termination and for the year in which the change in control occurs, plus (b) the greater of the executive’s target annual incentive award for the year of termination and for the year in which the change in control occurs;

•	immediate vesting of all outstanding equity awards under our compensation plans, which awards will remain exercisable for two years;

•	an amount equal to his or her unpaid base salary through the date of termination and any other amounts owed to the executive under our compensation plans.

•

one year of financial planning services at the same level provided to the executive immediately prior to the date of termination, or, if more favorable to the executive, immediately prior to the change in control;

•	outplacement services for one year, not to exceed $10,000;

•	continued participation for 24 months by the executive and his or her dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination; and

•	a payment equal to the amount necessary to offset any excise taxes and any related income taxes, penalties and interest.

Under these severance agreements a change in control was defined in the same manner as Mr. Leparulo’s employment agreement, except that the criteria based on the composition of the Board requires a majority of the continuing directors to have served, or been nominated or elected by those directors who had served, two years (compared to one year for Mr. Leparulo) prior to the transaction and Dr. Souissi’s severance agreement provides that the termination of the Chief Executive Officer of the Company may, in certain circumstances, be deemed to be a change in control.

Under these severance agreements, termination without cause included termination for any reason other than:

•	a failure by the executive to perform his or her duties (other than for disability or following receipt of notice of termination);

•	a fraud or dishonesty resulting in material injury to the Company;

•	a violation of a federal or state law applicable to the Company; or

•	a felony conviction.

Each of the executives would be deemed to have terminated his or her employment for good reason if the termination follows:

•	a reduction in the executive’s duties (including if we cease to be a publicly-traded company);

•	a reduction in the executive’s base salary or bonus opportunity;

•	a relocation of the executive’s principal place of work by more than 30 miles;

•	our failure to pay any current compensation;

•	a material reduction in the executive’s benefits;

•	a failure of any successor company to assume the agreement;

•	an alleged termination for cause that is communicated to the executive without proper notice under the agreement; or

•	our breach of the agreement that is materially adverse to the executive.

As previously disclosed, Ms. Ratcliffe left her positions as Senior Vice President of Business Affairs, General Counsel and Secretary in July 2014. Dr. Souissi’s severance agreement is still in effect.

Severance Agreements with Mr. Hadley and Mr. Leddon. In 2010, we entered into severance agreements with Mr. Hadley and Mr. Leddon. These agreements provided for severance benefits if the executive’s employment was terminated within two years following a change in control of the Company. If the executive’s employment was terminated without cause or by the executive for good reason following a change in control of the Company, the executive was entitled to the following benefits:

•

a lump-sum severance payment equal to three times the sum of (a) the greater of the executive’s base salary immediately prior to termination and prior to the change in control, plus (b) the executive’s target annual incentive award in the year of termination;

•

immediate vesting of all outstanding equity awards under our compensation plans, which awards will remain exercisable for two years; provided that performance awards will accelerate based on the pro-rated portion of the performance period during which the executive served;

•	an amount equal to his or her unpaid base salary and incentive pay through the date of termination and any other amounts owed to the executive under our compensation plans;

•	a lump-sum bonus payment equal to the pro-rated portion of the target bonus in the year of termination;

•	outplacement services for one year, not to exceed $25,000; and

•	continued participation for 24 months by the executive and his dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination.

These severance agreements did not provide for any additional payments by the Company for excise or other taxes.

Under these severance agreements a change in control was defined in the same manner as Mr. Leparulo’s employment agreement, except that the criteria based on the composition of the Board required a majority of the continuing directors to have been approved by a vote of at least two-thirds of the directors serving at the time of the nomination or election and excludes from the definition directors who were nominated in an actual or threatened election contest.

Under these severance agreements, termination without cause included termination for any reason other than:

•	conviction of a criminal violation involving fraud, embezzlement or theft in connection with the executive’s duties or in the course of employment;

•	commission of intentional wrongful damage to the Company’s property;

•	commission of intentional wrongful disclosure of the Company’s confidential information;

•	commission of intentional engagement in prohibited competitive activity; or

•	any act that has caused or will cause demonstrable and material harm to the Company.

Each of the executives would be deemed to have terminated his or her employment for good reason if the termination follows:

•	a material reduction in the executive’s base salary (excluding reductions that apply to all executive officers) or bonus opportunity;

•	a relocation of the executive’s principal place of work by more than 50 miles;

•	a failure of any successor company to assume the agreement; or

•	our breach of the agreement that is materially adverse to the executive.

As previously disclosed, Mr. Leddon resigned from his position as Chief Financial Officer of the Company in May 2014 and Mr. Hadley resigned from his position as Chief Marketing Officer of the Company in July 2014.

Equity Award Agreements. The following is a summary of the vesting provisions applicable to the outstanding equity awards held by our named executive officers as of December 31, 2013.

2009 Omnibus Incentive Compensation Plan. The award agreements covering grants of stock options and restricted stock units made to our named executive officers under our 2009 Incentive Plan provide that the Board, in its discretion, may accelerate the vesting of any unvested options or units in the event of a change in control.

Under our 2009 Incentive Plan, a change in control is defined as:

•	any person becoming the beneficial owner of 50% or more of the combined voting power of the then-outstanding shares of our common stock, subject to certain exceptions;

•

a majority of the Board ceasing to be comprised of directors who (a) were serving as members of the Board on June 18, 2009 or (b) became members of the Board after June 18, 2009 and whose nomination, election or appointment was approved by a vote of two-thirds of the then-incumbent directors;

•

a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction, unless the holders of our common stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the shares of the surviving entity and certain other conditions are satisfied; or

•	a liquidation or dissolution of the Company approved by the Company’s stockholders.

2000 Stock Incentive Plan. The award agreements covering stock option grants previously made to our named executive officers under our 2000 Stock Incentive Plan provide that the stock options will remain exercisable for up to 270 days following the date of an executive’s employment termination for any reason.

Summary of Potential Termination Benefits. The following tables quantify the compensation and benefits that would have been payable to the named executive officers under the agreements described above if the executive’s employment had terminated on December 31, 2013, given the executive’s base salary, and, if applicable, the closing price of our common stock, as of that date (as described above, these individuals, with the exception of Dr. Souissi, are no longer employed by the Company). In addition, for the purposes of these tables we have included the dollar amount that each such officer actually received in exchange for 2013 performance under the Company’s annual incentive plan for 2013. The amounts shown in the tables do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that such payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Peter V. Leparulo Former Chairman and Chief Executive Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause or for Good Reason	Change in Control Only	Change in Control and Termination	Death	Disability
Cash Severance	—	—	$1,984,000	—	$2,976,000	—	—
Annual Incentive Award	$186,648	$186,648	186,648	—	186,648	$186,648	$186,648
Acceleration of Equity Awards	—	—	356,801	$356,801	356,801	—	—
Health Benefits	—	—	12,133	—	18,200	—	—
Outplacement Services	—	—	20,000	—	20,000	—	—
Insurance Benefits	—	—	—	—	—	500,000	—
Excise Tax Payment	—	—	—	—	—	—	—

Totals:	$186,648	$186,648	$2,559,582	$356,801	$3,557,649	$686,648	$186,648

Kenneth G. Leddon Former Senior Vice President and Chief Financial Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,402,500	—
Annual Incentive Award	$57,570	$57,570	—	57,570	$57,570
Acceleration of Equity Awards	—	—	—	143,067	—
Health Benefits	—	—	—	29,043	—
Outplacement Services	—	—	—	25,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$57,570	$57,570	—	$1,657,180	$557,570

Robert M. Hadley Former Chief Marketing Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,327,500	—
Annual Incentive Award	$57,570	$57,570	—	57,570	$57,570
Acceleration of Equity Awards	—	—	—	165,082	—
Health Benefits	—	—	—	38,652	—
Outplacement Services	—	—	—	25,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$57,570	$57,570	—	$1,613,804	$557,570

Catherine F. Ratcliffe Former Senior Vice President of Business Affairs, General Counsel and Secretary
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,320,000	—
Annual Incentive Award	$54,540	$54,540	—	54,540	$54,540
Acceleration of Equity Awards	—	—	—	145,966	—
Health Benefits	—	—	—	24,906	—
Outplacement Services	—	—	—	10,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$54,540	$54,540	—	$1,555,412	$554,540

Slim S. Souissi President and Chief Operating Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,485,000	—
Annual Incentive Award	$60,600	$65,700	—	60,600	$60,600
Acceleration of Equity Awards	—	—	—	173,768	—
Health Benefits	—	—	—	38,652	—
Outplacement Services	—	—	—	10,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$60,600	$60,600	—	$1,768,020	$560,600

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Upon the recommendation of the Compensation Committee, the Board makes all compensation decisions for our non-management directors. In recommending director compensation, the Compensation Committee considers, among other things, the amount of time required of directors to fulfill their duties. A director who is also an employee of the Company does not receive additional compensation for serving as a director.

In 2013, Meridian advised the Compensation Committee that non-management director compensation should be reviewed periodically but did not recommend any changes to the cash and equity compensation for non-management directors for 2013. Meridian recommended that the equity grant made to each non-management director be entirely restricted stock units, a practice that had been followed in 2012 and 2011 as well. Based on Meridian’s advice the Compensation Committee recommended to the Board that the equity for non-management directors in 2013 be granted in restricted stock units. For a description of the equity grants to non-management directors in 2013, see “—Equity-Based Compensation.”

Cash Compensation. The table below summarizes the components of cash compensation payable to our non-management directors for Board and Board committee service in 2013. The Company reimburses directors for reasonable expenses incurred in connection with attending Board and Board committee meetings.

Board Service:
Annual Retainer	$20,000
Lead Independent Director(1)	$15,000
Meeting Fee (in person)	$1,500
Meeting Fee (telephonic)	$750

Board Committee Service:
Audit Committee Chair	$10,000
Compensation Committee Chair	$5,000
Nominating and Corporate Governance Committee Chair	$5,000
Meeting Fee (in person)	$1,000
Meeting Fee (telephonic)	$500

(1)	This amount represents the annual retainer for the Chairman of the Board position from May 2014 forward.

Equity-Based Compensation. In 2012 and 2013, the Company experienced constraints in the share availability under the Company’s 2009 Incentive Plan. Although the independent compensation consultants maintained their recommendation that non-management directors receive annual equity grants in the form of restricted stock units with an economic value of $90,000, grants with this value have not been made since 2011.

In March 2012, the Compensation Committee determined that there were not enough shares available in the Company’s 2009 Incentive Plan to make equity grants delivering the economic value of $90,000 to the non-management directors while maintaining share availability for other purposes such as equity grants to non-executive employees and new employees. The Compensation Committee considered information on burn rate and projections on possible share usage for other purposes, consulted with Meridian and reviewed various models for possible equity grants. Because preserving share availability under the 2009 Incentive Plan for other purposes was important, the Compensation Committee concluded that each of the non-management directors would be awarded long-term equity grants in March 2012 in the same share amounts and form as they had received in 2011 even though the economic value of such grants was less than the awards made in 2011. As previously disclosed, the Compensation Committee made the same decision with respect to equity grants for the executive officers in March 2012.

In March 2013, the Compensation Committee again addressed the share availability issue and consulted with its independent advisors at Meridian. Various models of possible share usage and alternative grant formulae were developed by the advisors and evaluated by the Committee. The Committee also considered burn rate information. The Committee concluded that non-management directors would be granted reduced equity awards of a specified number of restricted stock units (15,000 each), which on the date of grant yielded an economic value of $28,350.

The restricted stock units granted to non-management directors vest in three equal annual installments beginning on the first anniversary of the grant date. Upon vesting, the restricted stock units are settled in shares of our common stock.

Director Compensation Table. The table below summarizes the compensation paid to our non-management directors for 2013.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Total
Russell Gerns	$35,000	$31,500	$66,500
James Ledwith	63,000	31,500	94,500
Sue Swenson	38,500	31,500	70,000
John Wakelin(4)	45,000	31,500	76,500
David A. Werner	44,000	31,500	75,500

(1)	Peter V. Leparulo, our former Chief Executive Officer, is not included in this table because he was an employee of the Company and received no additional compensation for his service as a director. The compensation received by Mr. Leparulo as an employee of the Company is shown in the Summary Compensation Table in this Proxy Statement.
(2)	The amounts in these columns reflect the aggregate grant date fair value of the stock awards granted in 2013 as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 6, “Stock Incentive and Employee Stock Purchase Plans” in the Company’s Form 10-K for the year ended December 31, 2013.
(3)	As of December 31, 2013, the number of shares of restricted stock and/or shares underlying outstanding restricted stock units held by each of the directors listed in the table above were as follows: Mr. Gerns (33,330 shares), Mr. Ledwith (33,330 shares), Ms. Swenson (27,220 shares), Gen. Wakelin (33,330 shares) and Mr. Werner (33,330 shares).
(4)	Gen. Wakelin retired from his position on the Board effective as of August 3, 2014.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during fiscal 2013 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure as a related person transaction. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2013.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables below provide information regarding the beneficial ownership of our common stock as of September 8, 2014 by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of our common stock.

The tables below list the number and percentage of shares beneficially owned based on 44,219,066 shares of common stock outstanding as of September 8, 2014. Beneficial ownership is determined in accordance with SEC rules and regulations. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of September 8, 2014 through the exercise of any warrant, stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares and we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and subject to applicable community property laws, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Novatel Wireless, Inc., 9645 Scranton Road, Suite 205, San Diego, California 92121.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage
Peter V. Leparulo(2)	1,201,357	2.67%
Slim S. Souissi	581,418	1.31%
Catherine F. Ratcliffe(3)	401,689	*
Kenneth G. Leddon(4)	318,826	*
Robert M. Hadley(5)	299,991	*
David A. Werner	118,097	*
Alex Mashinsky	111,118	*
James Ledwith	95,697	*
Russell Gerns	86,278	*
Sue Swenson	17,219	*
Richard A. Karp	0	*
All directors and executive officers as a group (12 persons)(6)	3,238,356	7.03%

*	Less than 1%
(1)	Includes: (a) shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days after September 8, 2014 as follows: Mr. Leparulo (711,523 shares), Dr. Souissi (300,452 shares), Ms. Ratcliffe (264,500 shares), Mr. Leddon (201,093 shares), Mr. Hadley (189,635 shares), Mr. Werner (53,746 shares), Mr. Ledwith (38,746 shares) and Mr. Gerns (22,862 shares); and (b) shares of our common stock issuable upon settlement of restricted stock units within 60 days after September 8, 2014 as follows: Mr. Mashinsky (24,102 shares) and Mr. Newman (6,666 shares).
(2)	On June 13, 2014, the Board replaced Mr. Leparulo as Chief Executive Officer. Mr. Leparulo continues to serve as a member of the Board.
(3)	Ms. Ratcliffe left her positions as Senior Vice President of Business Affairs, General Counsel and Secretary effective as of July 11, 2014.

(4)	Mr. Leddon resigned from his position as Chief Financial Officer effective as of May 31, 2014. Mr. Leddon’s address is c/o Interior Specialist Inc., 1630 Faraday Ave, Carlsbad, California 92008.
(5)	Mr. Hadley resigned from his position as Chief Marketing Officer effective as of July 11, 2014.
(6)	Includes 1,782,557 shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days after September 8, 2014 and 30,768 shares of our common stock issuable upon settlement of restricted stock units within 60 days after September 8, 2014.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by us to beneficially own five percent or more of our outstanding common stock. The information regarding beneficial ownership of the persons and entities identified below is included in reliance on reports filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by such entity or person in such report and the number of shares of common stock outstanding on September 8, 2014.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
HC2 Holdings 2, Inc.(1) 460 Herndon Parkway, Suite 150 Herndon, VA 20170	7,363,334	16.65%
Bruce A. Karsh(2) 333 S. Grand Ave., Suite 2800 Los Angeles, CA 90071	4,036,803	9.13%

(1)	According to a Schedule 13D filed by HC2 Holdings 2, Inc. with the SEC on September 15, 2014, HC2 Holdings 2, Inc., HC2 Holdings, Inc. and Philip A. Falcone have shared voting power and shared dispositive power with respect to 9,209,866 shares of common stock.
(2)	According to a Schedule 13D/A filed by Bruce A. Karsh with the SEC on August 14, 2014, Mr. Karsh has sole voting power and sole dispositive power with respect to 3,286,803 shares of common stock, and shared voting power and shared dispositive power with respect to 750,000 shares of common stock. The 750,000 shares of common stock with shared voting and shared dispositive power are also beneficially owned by The Karsh Family Foundation, the trustees of which are Mr. Karsh and his wife Martha L. Karsh.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are often identified by the use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations and other matters that do not relate strictly to historical facts. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this Proxy Statement represent our views as of the date such statements are made. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made. The forward-looking statements contained herein speak only as of the date on which they were made, and, except as required by law, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Proxy Statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Novatel Wireless, Inc., 9645 Scranton Road, Suite 205, San Diego, California 92121, Attn: Corporate Secretary, or contact the Company’s Secretary by telephone at (858) 812-3400. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, upon written or oral request to the address or telephone number set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in our proxy materials for our 2015 Annual Meeting of Stockholders, a stockholder proposal or information about a proposed director candidate must be timely received in writing by the Company at Novatel Wireless, Inc., Attention: Corporate Secretary, 9645 Scranton Road, Suite 205, San Diego, California 92121, by January 15, 2015, and otherwise comply with all requirements of the SEC, the General Corporation Law of Delaware and our Amended and Restated Certificate of Incorporation and Bylaws.

If you do not wish to submit a proposal or information about a proposed director candidate for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2015 Annual Meeting of Stockholders, you must give timely written notice of the proposal to our Corporate Secretary. To be timely, the notice must be received no earlier than March 25, 2015 and no later than April 24, 2015. The notice must describe the stockholder proposal or proposed director candidate in reasonable detail and provide certain other information required by our Bylaws, a copy of which is available upon request from our Corporate Secretary at the above address.

WHERE TO FIND ADDITIONAL INFORMATION

This Proxy Statement contains summaries of certain agreements that we have filed as exhibits to various SEC filings, including certain agreements that we entered into in connection with the Financing. The descriptions of such agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the full text of such definitive agreements. You can request copies of such documents, without charge, if you write us at: Novatel Wireless, Inc., 9645 Scranton Road, Suite 205, San Diego, California 92121, Attention: Stockholder Services, or contact the Company’s Corporate Secretary by telephone at (858) 812-3400. The documents referred to above are also available from the EDGAR filings that can be obtained through the SEC’s website at http://www.sec.gov.

MISCELLANEOUS AND OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Special Meeting. However, if other matters do properly come before the Special Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors,

Michael A. Newman

Executive Vice President and Chief Financial Officer

San Diego, California

October     , 2014

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING.

Appendix A

NOVATEL WIRELESS, INC.

2009 Omnibus Incentive Compensation Plan

1.	Purpose. The purpose of the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan is to promote the long-term success of the Company and the creation of stockholder value by offering directors, officers, employees and consultants of the Company an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such selected persons to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

2.	Definitions. As used in the Plan,

(a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries owns not less than 50 percent of such entity.

(b)	“Aggregate Share Limit” means the aggregate maximum number of shares available under the Plan pursuant to Section 3(a)(i) of the Plan.

(c)	“Annual Incentive Award” means a cash award granted pursuant to Section 8 of the Plan, where such award is based on Management Objectives and a Performance Period of one year or less.

(d)	“Appreciation Right” means a right granted pursuant to Section 5 of the Plan.

(e)	“Award” means any Annual Incentive Award, Option Right, Restricted Stock, Restricted Stock Unit, Appreciation Right, Performance Share, Performance Unit or Other Award granted pursuant to the terms of the Plan.

(f)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(g)	“Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(h)	“Board” means the Board of Directors of NWI, as constituted from time to time.

(i)	“Change in Control” means, except as may otherwise be provided in an Evidence of Award, the first to occur of the following events:

(i)	any Person is or becomes the Beneficial Owner of 50 percent or more of the combined voting power of the then-outstanding Voting Stock of NWI; provided, however, that:

(1)	the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of NWI directly from NWI that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of NWI by the Company, (C) any acquisition of Voting Stock of NWI by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company, and (D) any acquisition of Voting Stock of NWI by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(i)(iii) below;

(2)	if any Person is or becomes the Beneficial Owner of 50 percent or more of the combined voting power of the then-outstanding Voting Stock of NWI as a result of a transaction described in clause (A) of Section 2(i)(i)(1) above and such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of NWI representing one percent or more of the then-outstanding Voting Stock of NWI, other than in an acquisition directly from NWI that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by NWI in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control;

(3)	a Change in Control will not be deemed to have occurred if a Person is or becomes the Beneficial Owner of 50 percent or more of the Voting Stock of NWI as a result of a reduction in the number of shares of Voting Stock of NWI outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of NWI representing one percent or more of the then-outstanding Voting Stock of NWI, other than as a result of a stock dividend, stock split or similar transaction effected by NWI in which all holders of Voting Stock are treated equally; and

(4)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired Beneficial Ownership of 50 percent or more of the Voting Stock of NWI inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person has Beneficial Ownership of less than 50 percent of the Voting Stock of NWI, then no Change in Control will have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of NWI or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of NWI outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50 percent of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns NWI or all or substantially all of NWI’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Transaction, of the Voting Stock of NWI, (B) no Person (other than NWI, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Transaction) has Beneficial Ownership, directly or indirectly, of 50 percent or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)	approval by the stockholders of NWI of a complete liquidation or dissolution of NWI, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(i)(iii).

(j)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as such law and regulations may be amended from time to time.

(k)	“Committee” means a committee consisting of one or more members of the Board that is appointed by the Board (as described in Section 12) to administer the Plan.

(l)	“Company” means, collectively, NWI and its Subsidiaries.

(m)	“Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(n)	“Date of Grant” means the date specified by the Board on which a grant of an Award will become effective (which date with respect to an Option Right or an Appreciation Right will not be earlier than the date on which the Board takes action with respect thereto).

(o)	“Director” means a member of the Board of Directors of NWI.

(p)	“EBIT” means earnings before interest and taxes.

(q)	“EBITDA” means earnings before interest, taxes, depreciation and amortization.

(r)	“EBT” means earnings before taxes.

(s)	“Effective Date” means the date that the Plan is approved by the stockholders of NWI.

(t)	“Evidence of Award” means an agreement, certificate, resolution, notification or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the Awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of NWI and, unless otherwise determined by the Board, need not be signed by a representative of NWI or a Participant.

(u)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(v)	“Existing Plan” means the Amended and Restated Novatel Wireless, Inc. 2000 Stock Incentive Plan.

(w)	“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

(x)	“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(y)	“Incumbent Directors” means the individuals who, as of the date hereof, are Directors of NWI and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by NWI’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NWI in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(z)	“Management Objectives” means the performance objective or objectives established pursuant to the Plan for Participants who have received grants of Annual Incentive Awards, Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or Other Awards pursuant to the Plan. Management Objectives may be described in terms of NWI-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, business unit, region or function within NWI or any Subsidiary. The Management Objectives may be made relative to the performance of other companies. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on specified levels of or changes in one or more of the following criteria:

(i)	Profits: Operating income, EBIT, EBT, net income, cash net income, earnings per share, residual or economic earnings or economic profit;

(ii)	Cash Flow: EBITDA, free cash flow, free cash flow with or without specific capital expenditure targets or ranges, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital, residual cash flow or cash flow return on investment;

(iii)	Returns: Economic value added (EVA) or profits or cash flow returns on: sales, assets, invested capital, net capital employed or equity;

(iv)	Working Capital: Working capital divided by sales, days’ sales outstanding, days’ sales inventory or days’ sales in payables;

(v)	Profit Margins: Profits divided by revenues or sales, gross margins divided by revenues or sales, or operating margin divided by revenues or sales;

(vi)	Liquidity Measures: Debt-to-capital ratios, debt-to-EBITDA ratios or total debt;

(vii)	Sales Growth, Margin Growth, Unit Growth, Cost Initiative and Stock Price Metrics: Revenues, revenue growth, sales, sales growth, gross margin, operating margin, shipment volume, unit growth, stock price appreciation, total return to stockholders, expense targets, productivity targets or ratios, sales and administrative expenses divided by sales, or sales and administrative expenses divided by profits; and

(viii)	Strategic Initiative Key Deliverable Metrics: Consisting of one or more of the following: product development or launch, strategic partnering, research and development, regulatory compliance or submissions, vitality or sustainability index, market share or penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

At the Board’s discretion, any Management Objective may be measured before special items, and may or may not be determined in accordance with GAAP. The Board shall have the authority to make equitable adjustments to the Management Objectives (and to the related minimum, target and maximum levels of achievement or performance) as follows: in recognition of unusual or non-recurring events affecting NWI or any Subsidiary or Affiliate or the financial statements of NWI or any Subsidiary or Affiliate; in response to changes in applicable laws or regulations; to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; or in recognition of any events or circumstances (including, without limitation, changes in the business, operations, corporate or capital structure of the Company or the manner in which it conducts its business) that render the Management Objectives unsuitable; provided, however, that no such adjustment shall be made to any Management Objective applicable to a Qualified Performance-Based Award to the extent such adjustment would cause such Award to fail to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the Code, unless the Board determines that the satisfaction of such requirements is neither necessary or appropriate.

(aa)	“Market Value per Share” means as of any particular date the closing sale price of a Share as reported on the Nasdaq Stock Market or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed. If the Shares are not traded as of any given date, the Market Value per Share means the closing price for the Shares on the principal exchange on which the Shares are traded for the immediately preceding date on which the Shares were traded. If there is no regular public trading market for the Shares, the Market Value per Share of the Shares shall be the fair market value of the Shares as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(bb)	“NWI” means Novatel Wireless, Inc., a Delaware corporation, and any successors thereto.

(cc)	“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(dd)	“Option Price” means the purchase price payable on exercise of an Option Right.

(ee)	“Option Right” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of the Plan.

(ff)	“Other Award” means an Award granted pursuant to Section 9 of the Plan.

(gg)	“Participant” means a person who is selected by the Board to receive Awards under the Plan and who is (i) an employee of the Company or any one or more of its Affiliates, (ii) a member of the Board, or (iii) an individual who performs bona fide services to the Company or any one or more of its Affiliates.

(hh)	“Performance Period” means, in respect of an Award, a period of time within which the Management Objectives relating to such Award are to be achieved.

(ii)	“Performance Share” means an Award under the Plan equivalent to the right to receive one Share awarded pursuant to Section 8 of the Plan.

(jj)	“Performance Unit” means a unit awarded pursuant to Section 8 of the Plan that is equivalent to $1.00 or such other value as is determined by the Board.

(kk)	“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act or any successor provision thereto, as modified and used in Sections 13(d) and 14(d) thereof and the rules thereunder.

(ll)	“Plan” means this Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan.

(mm)	“Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(nn)	“Restricted Stock” means Shares granted pursuant to Section 6 of the Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(oo)	“Restriction Period” means the period of time during which Restricted Stock or Restricted Stock Units may be subject to restrictions, as provided in Section 6 and Section 7 of the Plan.

(pp)	“Restricted Stock Unit” means an Award made pursuant to Section 7 of the Plan.

(qq)	“Secondary Committee” means one or more senior officers of NWI (who need not be members of the Board), acting as a committee established by the Board pursuant to Section 12(b) of the Plan, subject to such conditions and limitations as the Board shall prescribe.

(rr)	“Shares” means the shares of common stock, par value $0.001 per share, of NWI or any security into which such Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of the Plan.

(ss)	“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Appreciation Right, respectively.

(tt)	“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by NWI; except that, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time NWI owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(uu)	“Voting Stock” means securities entitled to vote generally in the election of directors.

3.	Shares Available Under the Plan.

(a)	Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 11 of the Plan, the maximum number of Shares that may be issued (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment or settlement of Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment or settlement of Restricted Stock Units, (D) in payment or settlement of Performance Shares or Performance Units that have been earned, (E) in payment or settlement of Other Awards, or (F) in payment of dividend equivalents paid with respect to Awards made under the Plan, in the aggregate will not exceed ~~7,000,000~~ 10,000,000 Shares (the “Aggregate Share Limit”). Shares issued under any plan assumed by NWI in any corporate transaction will not count against the Aggregate Share Limit.

(ii)	Shares covered by an Award granted under the Plan shall not be counted against the Aggregate Share Limit unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by any Shares relating to prior Awards that have expired or have been forfeited or cancelled, and to the extent of payment in cash of the benefit provided by any Award granted under the Plan, any Shares that were covered by that Award will be available for issue or transfer hereunder. If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on fair market value, such Shares will not count against the Aggregate Share Limit. In addition, upon the full or partial payment of any Option Price by the transfer to the Company of Shares or upon satisfaction of tax withholding provisions in connection with any such exercise or any other payment made or benefit realized under this Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued under this Plan only the net number of Shares actually issued by the Company.

(iii)	Subject to adjustment as provided in Section 11 of the Plan, the aggregate number of Shares actually issued by the Company upon the exercise of Incentive Stock Options will not exceed 7,000,000 Shares.

(b)	Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in the Plan, to the contrary, and subject to adjustment as provided in Section 11 of the Plan:

(i)	No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1,000,000 Shares during any calendar year;

(ii)	No Participant will be awarded Qualified Performance Based-Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Other Awards, in the aggregate, for more than 500,000 Shares during any calendar year;

(iii)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value in excess of $2,500,000;

(iv)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is an Annual Incentive Award having an aggregate maximum value in excess of $2,500,000; and

(v)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award in the form of Other Awards of cash under Section 9(b) having an aggregate maximum value in excess of $2,500,000.

4.	Option Rights. The Board may, from time to time, authorize the granting to Participants of Option Rights upon such terms and conditions consistent with the following provisions as it may determine:

(a)	Each grant will specify the number of Shares to which it pertains subject to the limitations set forth in Section 3 of the Plan.

(b)	Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c)	Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to NWI or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to NWI of Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by withholding by NWI from the Shares otherwise deliverable to the Optionee upon the exercise of such Option, a number of Shares having a value at the time of exercise equal to the total Option Price, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Board.

(d)	To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to NWI of some or all of the Shares to which such exercise relates.

(e)	Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)	Each grant will specify the period or periods of continuous service by the Optionee with NWI or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable.

(g)	Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h)	Option Rights granted under the Plan may be (i) Incentive Stock Options, (ii) options that are not intended to qualify as Incentive Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who are “employees” (under Section 3401(c) of the Code) of NWI or a subsidiary of NWI (under Section 424 of the Code).

(i)	The Board may substitute, without receiving Participant permission, Appreciation Rights payable only in Shares (or Appreciation Rights payable in Shares or cash, or a combination of both, at the Board’s discretion) for outstanding Option Rights; provided, however, that the terms of the substituted Appreciation Rights are substantially the same as the terms for the Option Rights at the date of substitution and the difference between the Market Value Per Share of the underlying Shares and the Base Price of the Appreciation Rights is equivalent to the difference between the Market Value Per Share of the underlying Shares and the Option Price of the Option Rights. If the Board determines, based upon advice from NWI’s accountants, that this provision creates adverse accounting consequences for NWI, it shall be considered null and void.

(j)	No Option Right will be exercisable more than 10 years from the Date of Grant.

(k)	No grant of Option Rights may provide for dividends, dividend equivalents or other similar distributions to be paid on such Option Rights.

5.	Appreciation Rights. The Board may, from time to time, authorize the granting to any Participant of Appreciation Rights upon such terms and conditions consistent with the following provisions as it may determine:

(a)	An Appreciation Right will be a right of the Participant to receive from NWI an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)	Each grant will specify the Base Price, which may not be less than the Market Value Per Share on the Date of Grant.

(c)	Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by NWI in cash, in Shares or in any combination thereof and may retain for the Board the right to elect among those alternatives.

(d)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(e)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(f)	Each grant will specify the period or periods of continuous service by the Participant with NWI or any Subsidiary that is necessary before such Appreciation Right or installments thereof will become exercisable.

(g)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(h)	Successive grants may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(i)	No Appreciation Right granted under the Plan may be exercised more than 10 years from the Date of Grant.

(j)	No grant of Appreciation Rights may provide for dividends, dividend equivalents or other similar distributions to be paid on such Appreciation Rights.

6.	Restricted Stock. The Board may, from time to time, authorize the granting of Restricted Stock to Participants upon such terms and conditions consistent with the following provisions as it may determine:

(a)	Each such grant will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but such rights shall be subject to such restrictions and the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may determine.

(b)	Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)	Each such grant will provide that the Restricted Stock covered by such grant that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a Restriction Period to be determined by the Board at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below.

(d)	Each such grant will provide that during, and may provide that after, the Restriction Period, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in NWI or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)	Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.

(f)	Notwithstanding anything to the contrary contained in the Plan, any grant of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change in Control; provided, however, that no Award intended to be a Qualified Performance-Based Award shall provide for such early termination of restrictions in the event of retirement or other termination of employment to the extent such provision would cause such Award to fail to be a Qualified Performance-Based Award.

(g)

Any such grant of Restricted Stock may require that any or all dividends or other distributions paid thereon during the Restriction Period be automatically deferred and reinvested in additional shares of Restricted Stock or paid in cash, which may be subject to the same restrictions as the underlying Award; provided, however, that dividends or other distributions on Restricted Stock subject to

Management Objectives shall be deferred and paid in cash upon the achievement of the applicable Management Objectives and the lapse of all restrictions on such Restricted Stock.

(h)	Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by NWI until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at NWI’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.	Restricted Stock Units. The Board may, from time to time, authorize the granting of Restricted Stock Units to Participants upon such terms and conditions consistent with the following provisions as it may determine:

(a)	Each such grant will constitute the agreement by NWI to deliver Shares or cash to the Participant in the future in consideration of the performance of services, but subject to such restrictions and the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify.

(b)	Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)	Notwithstanding anything to the contrary contained in the Plan, any grant of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change in Control; provided, however, that no Award intended to be a Qualified Performance-Based Award shall provide for such early lapse or modification in the event of retirement or other termination of employment to the extent such provision would cause such Award to fail to be a Qualified Performance-Based Award.

(d)	During the Restriction Period, the Participant will have no right to transfer any rights under his or her Award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis either in cash, additional Restricted Stock Units or in additional Shares; provided, however, that dividend equivalents on Restricted Stock Units subject to Management Objectives shall be deferred and paid in cash upon the achievement of the applicable Management Objectives and the lapse of all restrictions on such Restricted Stock Units.

(e)	Each grant of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

8.	Annual Incentive Awards, Performance Shares and Performance Units. The Board may, from time to time, authorize the granting of Annual Incentive Awards, Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period, upon such terms and conditions consistent with the following provisions as it may determine:

(a)	Each grant will specify either the number of shares, or amount of cash, payable with respect to Annual Incentive Awards, Performance Shares or Performance Units to which it pertains, which number or amount payable may be subject to adjustment to reflect changes in compensation or other factors.

(b)	The Performance Period with respect to each Annual Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year in the case of each Performance Share and Performance Unit), as will be determined by the Board at the time of grant, which Performance Period may be subject to earlier lapse or other modification in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change in Control; provided, however, that no Award intended to be a Qualified Performance-Based Award shall provide for such early lapse or modification in the event of retirement or other termination of employment to the extent such provision would cause such Award to fail to be a Qualified Performance-Based Award.

(c)	Any grant of Annual Incentive Awards, Performance Shares or Performance Units will specify Management Objectives that, if achieved, will result in payment or early payment of the Award and may set forth a formula for determining the number of shares, or amount of cash, payable with respect to Annual Incentive Awards, Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels.

(d)	Each grant will specify the time and manner of payment of Annual Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant of Performance Shares or Performance Units may specify that the amount payable with respect thereto may be paid by NWI in cash, in Shares or in any combination thereof and will retain in the Board the right to elect among those alternatives.

(e)	Any grant of Annual Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f)	The Board may at the Date of Grant of Performance Shares provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional Shares; provided, however, that dividend equivalents on Performance Shares shall be deferred and paid in cash upon the achievement of the applicable Management Objectives.

9.	Other Awards.

(a)	The Board may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, awards consisting of securities or other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of NWI. The Board shall determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Shares, Other awards, notes or other property, as the Board shall determine.

(b)	Except as otherwise provided in Section 15(b), cash awards, as independent awards or as an element of or supplement to any other Award granted under the Plan, may also be granted pursuant to this Section 9.

(c)	The Board may grant Shares as a bonus, or may grant other Awards in lieu of obligations of NWI or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board in a manner that complies with Section 409A of the Code.

10.	Transferability.

(a)	Except as otherwise determined by the Board, no Awards granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such Award granted under the Plan be transferred for value. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b)

The Board may specify at the Date of Grant that part or all of the Shares that are to be issued by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock or Restricted Stock Units or upon payment under any grant of Performance Shares, Performance Units or Other Awards will be subject to further restrictions on transfer.

11.	Adjustments. The Board shall make or provide for such adjustments in the numbers of Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Shares covered by Other Awards, in the Option Price and Base Price provided in outstanding Option Rights or Appreciation Rights, and in the kind of Shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Board, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of the Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(a)(iii) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify.

12.	Administration of the Plan.

(a)	The Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under the Plan to the Committee. To the extent of any such delegation, references in the Plan to the Board will be deemed to be references to such Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

(b)	To the extent permitted by applicable law, including any rule of the Nasdaq Stock Market, the Board or Committee may delegate its duties under the Plan to a Secondary Committee, subject to such conditions and limitations as the Board or Committee shall prescribe; provided, however, that: (i) only the Board or Committee may grant an Award to a Participant who is subject to Section 16 of the Exchange Act; (ii) only the Board or Committee may grant an Award designed to be a Qualified Performance-Based Award; (iii) no Secondary Committee may grant an Award to a member of such Secondary Committee; (iv) the resolution providing for such delegation sets forth the total number of Shares and/or the pool dollar value of the Awards such Secondary Committee may grant; and (v) the Secondary Committee shall report periodically to the Board or the Committee, as the case may be, regarding the nature and scope of the Awards granted pursuant to the authority delegated. To the extent of any such delegation, references or deemed references in the Plan to the Committee will be deemed to be references to such Secondary Committee. A majority of the Secondary Committee will constitute a quorum, and the action of the members of the Secondary Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Secondary Committee.

(c)

The Board shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Evidence of Award or other agreement or document ancillary to or in connection with this

Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Board may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in an Evidence of Award, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Evidence of Award, and, subject to Sections 15 and 18, adopting modifications and amendments to this Plan or any Evidence of Award, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which NWI, its Affiliates, and/or its Subsidiaries operate. The grant of any Award that specifies Management Objectives that must be achieved before such Award can be earned or paid will specify that, before such Award will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d)	The interpretation and construction by the Board of any provision of this Plan or of any Evidence of Award or other agreement or document ancillary to or in connection with this Plan and any determination by the Board pursuant to any provision of the Plan or of any such Evidence of Award or other agreement or document ancillary to or in connection with this Plan will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

13.	Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under the Plan, the Board may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by NWI or any Subsidiary outside of the United States of America, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of NWI may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of NWI.

14.	Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Shares, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such Shares having a value that shall not exceed the statutory minimum amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, or the Company may require the Participant, to satisfy the obligation, in whole or in part, by electing to have withheld, from the Shares required to be delivered to the Participant, Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Shares held by such Participant. The Shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Shares on the date the benefit is to be included in Participant’s income. In no event will the Market Value per Share of the Shares to be withheld or delivered pursuant to this Section 14 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Option Rights.

15.	Amendments, Etc.

(a)	The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan must be approved by the stockholders of NWI in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Shares are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b)	Except in connection with a corporate transaction or event described in Section 11 of the Plan, the terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, and no outstanding Option Rights or Appreciation Rights may be cancelled in exchange for other Awards, or cancelled in exchange for Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, or cancelled in exchange for cash, without stockholder approval. This Section 15(b) is intended to prohibit (without stockholder approval) the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 15(b) may not be amended without approval by NWI’s stockholders.

(c)	If permitted by Section 409A of the Code and Section 162(m) in the case of a Qualified Performance-Based Award, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Shares of Restricted Stock or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Annual Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any Other Awards subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to Section 10(b) of the Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or Other Award may be exercised or the time when such Restriction Period will end or the time at which such Annual Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award.

(d)	Subject to Section 16(b) of the Plan, the Board may amend the terms of any award theretofore granted under the Plan prospectively or retroactively, but subject to Section 11 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent, except as necessary to comply with changes in law or accounting rules applicable to NWI. The Board may, in its discretion, terminate the Plan at any time.

Termination of the Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder on the date of termination.

16.	Compliance with Section 409A of the Code.

(a)	To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)

Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

(c)	If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by NWI from time to time) and (ii) NWI shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then NWI shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the month after such six-month period.

(d)	Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, NWI reserves the right to make amendments to the Plan and grants hereunder as NWI deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

17.	Governing Law. The Plan and all grants and Awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without regard to principles of conflicts of laws.

18.	Effective Date/Termination. The Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Existing Plan, except that outstanding Awards granted under the Existing Plan will continue unaffected, in accordance with the terms of the Existing Plan as in effect on the Effective Date, following the Effective Date. No grant will be made under the Plan more than 10 years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the Evidence of Award conveying such grants and of the Plan.

19.	Miscellaneous.

(a)	Each grant of an Award will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with the Plan, as the Board may approve.

(b)	NWI will not be required to issue any fractional Shares pursuant to the Plan. The Board may provide for the elimination of fractional Shares or for the settlement of fractional Shares in cash.

(c)	The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with NWI or any Subsidiary, nor will it interfere in any way with any right NWI or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(d)	No person shall have any claim to be granted any Award under the Plan. Without limiting the generality of the foregoing, the fact that a target Award is established for the job value or level for an employee shall not entitle any employee to an Award hereunder. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any Shares covered by any Award until the date as of which he or she is actually recorded as the holder of such Shares upon the stock records of the Company.

(e)	Determinations by the Board or the Committee under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and Awards under the Plan, whether or not such persons are similarly situated.

(f)	To the extent that any provision of the Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of the Plan.

(g)	No Award under the Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over the Plan.

(h)	Absence or leave approved by a duly constituted officer of NWI or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of the Plan or Awards granted hereunder.

(i)	The Board may condition the grant of any Award or combination of Awards authorized under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by NWI or a Subsidiary to the Participant.

(j)	If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(k)	Any Evidence of Award may: (i) provide for recoupment by the Company of all or any portion of an Award upon such terms and conditions as the Board or Committee may specify in such Evidence of Award; or (ii) include restrictive covenants, including, without limitation, non-competition, non-disparagement and confidentiality conditions or restrictions, that the Participant must comply with during employment by or service to the Company and/or within a specified period after termination as a condition to the Participant’s receipt or retention of all or any portion of an Award. This Section 19(k) shall not be the Company’s exclusive remedy with respect to such matters. This Section 19(k) shall not apply after a Change in Control, unless otherwise specifically provided in the Evidence of Award.

Novatel Wireless, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Revocable Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

								+
A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

	For	Against	Abstain			For	Against	Abstain
1. To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s common stock from 50,000,000 shares to 100,000,000 shares	☐	☐	☐	2.	To approve the potential issuance of more than 19.999% of the Company’s common stock upon conversion of the Series C Convertible Preferred Stock and/or exercise of that certain warrant to purchase shares of the Company’s common stock, each of which were issued by the Company in the private placement that closed on September 8, 2014, and any change of control that may be deemed to occur as a result thereof, as required by and in accordance with the applicable rules of The NASDAQ Stock Market LLC.	☐	☐	☐

3. To approve an amendment to the Company’s 2009 Omnibus Incentive Compensation Plan to increase the number of shares issuable under the plan by 3,000,000 shares.	☐	☐	☐	4.	To transact any other business properly brought before the Special Meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this Proxy and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of

proxy materials for the Special Meeting of stockholders.

The Proxy Statement is available at:

www.edocumentview.com/NVTL

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — Novatel Wireless, Inc.

Special Meeting of Stockholders — November 17, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Novatel Wireless, Inc. (the “Company”) acknowledges receipt of a copy of the Proxy Statement, dated XXXXXXXXXXXXX, and, revoking any proxy heretofore given, hereby appoints Alex Mashinsky and Michael Newman, and each of them, the proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on Monday, November 17, 2014, at 2:00 p.m., local time, at Novatel Wireless, Inc., 9645 Scranton Road, Suite 205, San Diego, CA 92121, and any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as set forth herein.

When properly executed, this Proxy will be voted as directed herein or, if not otherwise indicated, will be voted FOR Proposals 1, 2 and 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 17, 2014: THE PROXY STATEMENT IS AVAILABLE AT WWW.EDOCUMENTVIEW.COM/NVTL.

Please complete, sign, date and return this Proxy as promptly as possible in the postage-paid return envelope provided.